UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Alliance One International, Inc.

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ALLIANCE ONE INTERNATIONAL, INC.

8001 Aerial Center Parkway

Morrisville, North Carolina 27560

Notice of Annual Meeting of Shareholders

To be Held August 16, 2018

Dear Shareholder:

You are cordially invited to attend the 2018 Annual Meeting of Shareholders of Alliance One International, Inc. (“Alliance One” or the “Company”), to be held at the Hamner Conference Center, North Carolina Auditorium, 15 T.W. Alexander Drive, Research Triangle Park, North Carolina on Thursday, August 16, 2018 at 10:00 a.m. to:

(a)	elect two directors to serve until the 2021 annual meeting, each as named in the accompanying proxy statement;

(b)	ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2019;

(c)	adopt a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the accompanying proxy statement;

(d)	approve an amendment to the Company’s amended and restated articles of incorporation to change the name of the Company to Pyxus International, Inc. (the “Name Change Proposal”); and

(e)	transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on June 15, 2018 will be entitled to vote at the meeting.

The Company’s proxy statement and proxy are enclosed, as is the Annual Report to shareholders for the fiscal year ended March 31, 2018.

By Order of the Board of Directors

William L. O’Quinn, Jr. Secretary

July 16, 2018

Important Notice Regarding the Availability of Proxy Materials

for

The Annual Meeting of Shareholders to be Held on August 16, 2018

The Proxy Statement and Annual Report are available on the internet at:

http://www.astproxyportal.com/ast/20132/

YOUR VOTE IS VERY IMPORTANT TO US. FOR VOTING INSTRUCTIONS, PLEASE SEE FREQUENTLY ASKED QUESTION NUMBER 5, WHICH APPEARS ON PAGE 1 OF THIS PROXY STATEMENT.

ALLIANCE ONE INTERNATIONAL, INC.

PROXY STATEMENT

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PROXY VOTING OPTIONS

Your vote is important!

Whether or not you expect to attend the annual meeting, we urge you to vote your shares. At this year’s annual meeting, you may vote in person at the annual meeting, or you may vote by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card or voting instruction form at your earliest convenience. Your prompt vote will ensure the presence of a quorum at the meeting and will save Alliance One the expense of additional solicitation. If you vote now and later decide to change your vote or to vote your shares at the meeting, you may do so by following instructions found elsewhere in this proxy statement.

The fastest and most convenient way to vote your shares is by the Internet or telephone, using the instructions on this page. Internet and telephone votes are immediately confirmed and tabulated, and reduce postage and proxy tabulation costs.

If you prefer to vote by mail, please return the enclosed proxy card or voting instruction form in the addressed, prepaid envelope we have provided. Do not return the paper ballot if you vote via the Internet or by telephone.

For Registered Shareholders To Vote by Internet - www.voteproxy.com

Internet voting is available 24 hours a day, 7 days a week until 11:59 PM Eastern Daylight Time on August 15, 2018.

Instructions:

1.	Read this Proxy Statement.

2.	Go to the following website: www.voteproxy.com and follow the on-screen instructions, or scan the QR code with your smartphone.

3.	Have your proxy card or voting instruction form in hand and follow the instructions.

For Registered Shareholders To Vote by Telephone - Dial 1-800-PROXIES (1-800-776-9437) in the United States or +1-718-921-8500 from foreign countries from any touch-tone telephone. Voting by phone is available 24 hours a day, 7 days a week until 11:59 PM Eastern Daylight Time on August 15, 2018.

Instructions:

1.	Read this Proxy Statement.

2.	Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States, or +1-718-921-8500 from foreign countries.

3.	Have your proxy card or voting instruction form in hand and follow the instructions.

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FREQUENTLY ASKED QUESTIONS

1.	Who is soliciting my proxy?

The Board of Directors is soliciting your proxy for the annual meeting of shareholders to be held on Thursday, August 16, 2018, in order to provide you the opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend the meeting in person.

2.	Who pays for the solicitation of proxies?

Alliance One bears the cost of soliciting proxies, and will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to the beneficial owners of stock. The Company may utilize employees to solicit proxies by mail, in person or by telephone. The Company has engaged Georgeson, Inc., to assist in the solicitation of proxies and provide informational support for a service fee and the reimbursement of customary disbursements that together are not expected to exceed $10,000 in the aggregate.

3.	Who is entitled to vote?

You may vote if you owned shares of Alliance One common stock on June 15, 2018, the date established by the Board for determining shareholders entitled to vote at the annual meeting. On that date there were 9,036,222 shares of common stock outstanding and entitled to vote, with each such share having the right to one vote.

4.	What is the difference between holding shares as a registered shareholder and holding the shares in street name?

If your shares are owned directly in your name with our transfer agent, American Stock Transfer & Trust Company (“American Stock Transfer”), you are considered a registered shareholder with respect to those shares.

If your shares are held in a brokerage account or by a bank, you hold the shares in street name.

5.	How do I vote my shares?

Even if you plan to attend the annual meeting, you are encouraged to vote your shares by proxy.

If you are a registered shareholder, you have four options for voting your shares:

•	over the Internet at the internet address referenced on page (ii) of this proxy statement, and shown on the enclosed proxy card;

•	by telephone through the number(s) referenced on page (ii) of this proxy statement, and shown on the enclosed proxy card;

•	by completing, signing, dating and returning the enclosed proxy card by mail; or

•	in person at the annual meeting.

If you hold your shares in street name, your ability to vote by Internet or telephone depends on the voting process of the bank, broker or other nominee through which you hold the shares. Please follow their directions carefully. If you want to vote at the annual meeting, you must request a legal proxy from your bank, broker or other nominee and present that proxy, together with proof of your identity, for admittance to the meeting.

6.	Will my shares be voted if I do not return my proxy card or instruction form, or vote by telephone or over the Internet?

If you are a registered shareholder or if you hold restricted stock, your shares will not be voted unless you vote your shares using the four options for voting listed above.

If your shares are held in street name, your shares may be voted even if you do not vote by internet, by telephone or by providing voting instructions on your proxy card. Brokerage firms have the authority under the New York Stock Exchange (“NYSE”) rules to vote shares on behalf of their customers on certain “routine” matters if you do not provide the brokerage firm with voting instructions. The ratification of the selection of independent auditors and the Name Change Proposal are considered routine matters for which brokerage firms may vote shares without voting instructions from the customer. The election of director nominees and the advisory vote to approve the compensation of executive officers are not considered “routine” under NYSE rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” It is important therefore that you provide appropriate voting instructions to your brokerage firm with respect to your vote on these matters.

7.	What does it mean if I receive more than one proxy card or instruction form?

It means that you have multiple accounts with our transfer agent and/or banks or brokers. Please vote all of the shares. For assistance consolidating your accounts to the extent possible, you may contact our transfer agent, American Stock Transfer, at 1-866-627-2656.

8.	Can I change my vote after returning my proxy card or instruction form, or voting by telephone or over the Internet?

If you are a registered shareholder you may change your vote in one of two ways:

•	by voting on a later date by telephone or over the Internet (only your last telephone or Internet vote is counted); or

•	by delivering a later dated proxy card to our Secretary, either prior to or at the meeting; or by voting your shares in person at the meeting. In order to vote your shares at the annual meeting, you must specifically revoke a previously submitted proxy.

If you hold your shares in nominee or “street name” through a bank or broker, you should contact your bank, broker or other nominee to find out how to revoke your proxy and change your vote.

All signed proxies that have not been revoked will be voted at the meeting.

9.	How many votes are needed to hold the meeting?

A quorum of shareholders is necessary to hold a valid meeting. The holders of record as of the June 15, 2018 record date, present in person or by proxy at the meeting, of a majority of the shares entitled to vote constitute a quorum. Once a share is represented for any purpose at the meeting, it is considered present for quorum purposes for the remainder of the meeting. Abstentions and “broker non-votes” will be counted in determining the existence of a quorum. A quorum is necessary to conduct business at the annual meeting.

If a quorum is not present, the meeting may be adjourned from time to time without any further notice other than announcement at the meeting.

10.	What items of business will be conducted at the meeting?

•	The election of two directors to serve until the 2021 annual meeting or, in each case, until the election of their respective successors.

•	The ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2019.

•	The adoption of a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement.

•	The approval of the Name Change Proposal; and

•	Any other business properly brought before the meeting.

11.	How many votes are needed to elect the nominees for director?

The election of each nominee for director requires a plurality of the votes cast by shareholders entitled to vote at the meeting. Because directors are elected by a plurality, abstentions, withheld votes and broker non-votes will have no effect on their election.

However, pursuant to the Company’s Corporate Governance Guidelines, any person (including an incumbent Director) nominated for election as a Director who is elected by a plurality of votes cast for his or her election, but who does not receive a majority of the votes cast for his or her election, must promptly tender his or her resignation following certification of the shareholder vote. Thereafter, the Board, acting on the recommendation of the Governance and Nominating Committee, must determine within 90 days after the certification of the shareholder vote whether to accept the resignation.

12.	How many votes are needed to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors?

The selection of Deloitte & Touche, LLP as the Company’s independent auditors will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST.” Abstentions will not be included in the vote totals for the ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors.

13.	What are the voting choices when casting the advisory vote on the compensation of the Company’s named executive officers and what is the effect of the vote?

When voting on the compensation of the Company’s named executive officers, shareholders may:

•	vote in favor of the compensation of the Company’s named executive officers;

•	vote against the compensation of the Company’s named executive officers; or

•	abstain from voting.

The resolution approving, on an advisory basis, the compensation of the Company’s named executive officers will be adopted if the votes cast “FOR” the resolution exceed the votes cast “AGAINST” the resolution. This vote is not binding upon the Company, the Board or the Executive Compensation Committee. Nevertheless, the Executive Compensation Committee values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

14.	How many votes are needed to approve the Name Change Proposal?

The Name Change Proposal will be approved only if it receives the affirmative vote of at least a majority of the votes entitled to be cast at the annual meeting. Accordingly, abstentions and broker non-votes, if any, will have the effect of a vote against the Name Change Proposal.

15.	What are the Board’s recommendations on the matters to be presented for a shareholder vote?

The Board recommends that shareholders vote:

•	“FOR” the election as directors of the two nominees named in this proxy statement;

•	“FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2019;

•	“FOR” adoption of a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement; and

•	“FOR” approval of the Name Change Proposal.

If you return a valid proxy card or respond by telephone or Internet in the manner described above and do not include instructions on how you want to vote, your shares will be voted in accordance with the Board’s recommendations on the matters listed above and in accordance with the discretion of the proxy holders on any other matter that properly comes before the annual meeting.

16.	How will proxies be voted on other matters that are properly brought before the meeting?

The Company is not aware of any other business to be presented at the meeting. However, if any other matter is properly brought before the meeting, the proxies received will be voted on those items in accordance with the discretion of the proxy holders.

17.	Can I access these proxy materials on the Internet?

This proxy statement and our 2018 annual report to shareholders are available at http://www.astproxyportal.com/ast/20132/.

18.	Will the directors be present at the meeting?

It is Alliance One’s policy that directors attend the annual meetings of shareholders and we currently expect all of our directors to attend the 2018 annual meeting.

19.	What is required to attend the meeting?

The annual meeting is a private business meeting. Attendance at the annual meeting will be limited to our shareholders as of the record date of June 15, 2018 and to guests of the Company. A shareholder who owned shares registered in his or her name as of June 15, 2018 must present proper identification at the registration desk for admittance to the annual meeting.

If you are a shareholder and plan to attend the annual meeting and your shares are held in street name (for example, if your shares are held through an account maintained by a bank or securities broker), you must present evidence of your stock ownership as of June 15, 2018 in order to be admitted to the annual meeting. You can obtain this evidence from your bank or brokerage firm. If your shares are held in street name as of June 15, 2018 and you intend to vote your shares at the annual meeting, you must also request a legal proxy from your bank, broker or other nominee and present that proxy at the annual meeting registration desk. Further, if you are a shareholder that intends to have a representative attend the annual meeting on your behalf, you must additionally provide such representative with a legal proxy, and such proxy must be presented at the annual meeting registration desk. We encourage (i) shareholders who plan to attend the annual meeting and whose shares are held in street name as of June 15, 2018, and (ii) shareholders who plan to have a representative attend on their behalf, to contact the Company in advance by writing to Office of the Secretary, Alliance One International, Inc., 8001 Aerial Center Parkway, Morrisville, North Carolina 27560, providing the information described above. Following such process in advance will help expedite admittance to the annual meeting on the date of the meeting. Whether you are a registered shareholder, your shares are held in street name, or you are a duly authorized proxy holder for a shareholder, proper identification will be required to obtain admittance to the annual meeting.

20.	Will shareholders have an opportunity to ask questions at the meeting?

Yes. Following action on the items to be presented to the shareholders for a vote at the meeting, Company representatives will be available to answer shareholder questions.

21.	Will there be rules for the conduct of the meeting?

In accordance with the Company’s Amended and Restated Bylaws and Virginia corporation law, our Chairman of the Board has the right and authority to determine and maintain the rules, regulations and procedures for the conduct of the annual meeting, including, but not limited to, maintaining order and the safety of those in attendance, dismissing business not properly submitted, opening and closing the polls for voting and limiting time allowed for discussion of the business at the meeting. Failure to abide by the meeting rules may result in expulsion from the meeting. A copy of the meeting rules will be provided to all shareholders and guests properly attending the annual meeting and will be available at the registration desk.

22.	How can I find out the final voting results for the annual meeting?

The Company will publish final voting results in a report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days after the annual meeting. The Form 8-K will be accessible through the “Company Filings Search” page under the “Filings” tab on the SEC’s website at www.sec.gov and through the Company’s website, www.aointl.com.

GOVERNANCE OF THE COMPANY

The Board fosters and encourages an environment of strong corporate governance, including disclosure controls and procedures, internal controls, fiscal accountability, high ethical standards and compliance with applicable policies, laws and regulations. Re-examining Company practices and setting new standards is an ongoing process as the area of corporate governance continues to evolve. Therefore, the Board has charged the Governance and Nominating Committee to periodically review and recommend appropriate changes to the Board’s governance practices and policies.

Shareholder Access to Governance Documents

Website

The Company’s governance-related documents are available on its website at www.aointl.com. Available documents include the Company’s Corporate Governance Guidelines, Code of Business Conduct and charters of the Audit, Executive Compensation and Governance and Nominating Committees. When changes are made to any of these documents, updated copies are posted on the website as soon as practical thereafter.

Written Request

Copies of the Company’s governance documents are also available, free of charge, by written request addressed to: Corporate Secretary, Alliance One International, Inc., 8001 Aerial Center Parkway, P. O. Box 2009, Morrisville, North Carolina 27560.

Communications to the Board of Directors

Shareholders and interested parties may communicate with the Board of Directors, any committee of the Board, the Lead Independent Director or any individual director, as appropriate. Communications must be made in writing to the Corporate Secretary, Alliance One International, Inc., 8001 Aerial Center Parkway, P. O. Box 2009, Morrisville, North Carolina 27560. The Secretary will determine in his good faith judgment which communications to relay to the applicable directors.

See the paragraphs entitled “Shareholder Nominations - 2019 Annual Meeting” and “Shareholder Proposals – 2019 Annual Meeting,” for guidelines specific to those types of communications with the Board.

Code of Business Conduct

Alliance One has a Code of Business Conduct that clearly defines the Company’s expectations for legal and ethical behavior on the part of every Alliance One director, officer, employee and agent. The Code of Business Conduct also governs Alliance One’s principal executive officer, principal financial officer and principal accounting officer. It is designed to deter wrongdoing and promote honest and ethical business conduct in all aspects of the Company’s affairs. Any waiver of the Code of Business Conduct for any director or executive officer would require approval by the Board of Directors and would be disclosed immediately thereafter to shareholders via the Company’s website, www.aointl.com.

Corporate Governance Guidelines

The Alliance One Corporate Governance Guidelines, in conjunction with the charters of key Board committees, inform shareholders, employees, customers and other constituents of the Board’s principles as a governing body. The Guidelines are reviewed at least annually by the Board.

Determination of Independence of Directors

For a director to be deemed “independent,” the Board of Directors of Alliance One must affirmatively determine that the director has no material relationship with Alliance One either directly or as a partner, shareholder or officer of an organization that has a relationship with Alliance One. In making this determination, the Board applies the following standards:

•	A director who is an employee, or whose immediate family member is an executive officer of Alliance One, is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following such employment.

•	A director who receives (or whose immediate family member receives) more than $120,000 per year in direct compensation from Alliance One is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or Chief Executive Officer will not count toward the $120,000 limitation.

•	A director who is a current partner or employee of (or whose immediate family member is a current partner of) Alliance One’s internal or external auditor is not independent.

•	A director who has an immediate family member who is an employee of Alliance One’s internal or external auditor and who personally works on the Company’s current audit is not independent.

•	A director who (or whose immediate family member) was within the past three years a partner or employee of Alliance One’s internal or external auditor and personally worked on the Company’s audit during that time is not independent.

•	A director who is employed (or whose immediate family member is employed) as an executive officer of another company where any of Alliance One’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or employment relationship.

•	A director who is an employee (or whose immediate family member is an executive officer) of a company that makes payments to, or receives payments from, Alliance One for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not independent until three years after falling below such threshold.

Board Leadership Structure

The Bylaws of the Company provide that the Board shall designate a Chairman of the Board from its membership. It is the Board’s preferred governance structure to separate the roles of Chairman and Chief Executive Officer (“CEO”). The Chairman presides at all meetings of the shareholders, the Board of Directors and the Executive Committee and has such other powers as are conferred upon him or her by the Board. Mark W. Kehaya currently serves as Chairman of the Board and J. Pieter Sikkel serves as President and CEO.

The Company’s Corporate Governance Guidelines provide that if the current governance structure changes and the Chairman also serves as CEO, Board members should raise any issues regarding the performance or compensation of the CEO with the Chairman of the Executive Compensation Committee and all other issues should be raised with the Lead Independent Director.

The Governance and Nominating Committee annually recommends a Lead Independent Director for approval by the Board. The role of the Lead Independent Director is to preside at executive sessions of the non-management directors, act as the liaison between the non-management directors and the CEO, and consult with the Chairman and CEO on Board agendas as necessary. There is no mandatory rotation or term limit associated with the role of Lead Independent Director. C. Richard Green, Jr., currently serves as Lead Independent Director.

The Board’s Role in Risk Oversight

Our Company faces a variety of risks, including credit, liquidity, operational, regulatory, environmental and others regularly disclosed in our public filings. The Board believes that an effective risk management system is necessary to (1) identify material risks that the Company faces, (2) communicate necessary information with respect to such risks to senior management and, as appropriate, the Board or its committees, (3) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and (4) integrate risk management into the Company’s decision making.

The Board has delegated to the Audit Committee the primary responsibility for overseeing risk management. The Audit Committee is comprised solely of independent directors and, pursuant to its charter, periodically discusses policies with management with respect to risk assessment and risk management and assesses the steps management has taken to minimize such risks to the Company. The Audit Committee makes periodic reports to the Board regarding the Company’s risks and regarding its analyses and conclusions as to the adequacy of the Company’s risk management processes.

The Board encourages management to promote a culture that incorporates risk management into our Company’s strategy and business operations. The Company maintains an active Compliance Program; at least quarterly the Company’s Global Disclosure Committee conducts a thorough and detailed review of risks, including potential risks, which are systematically reported and tracked through resolution; and, finally, the Company’s senior management actively oversees the processes by which risk assessment and risk management are undertaken.

Governance and Nominating Committee Process

Alliance One’s Board of Directors has a Governance and Nominating Committee composed entirely of independent directors and governed by a charter. As stated in the charter, it is the responsibility of the Committee to identify and evaluate potential candidates to serve on the Board. Candidates may be identified through a variety of means, including professional or personal contacts of directors, shareholder recommendations or a third-party firm engaged in the recruitment of directors.

Candidates are assessed by the Committee in view of the responsibilities, qualifications and independence requirements set forth in the Corporate Governance Guidelines. Candidate assessment begins with a review of the candidate’s background, education, experience and other qualifications. Candidates viewed favorably by the Committee then meet, either individually or collectively, with the Chairman of the Board, the Chairman of the Governance and Nominating Committee and other directors as appropriate, prior to being recommended for election to the Board.

An invitation to join the Board of Directors is extended only after a candidate’s qualifications have been reviewed by the Committee, the Committee has formally recommended the candidate to the Board for approval, and the Board has approved the candidate’s election by a majority vote. Invitations are extended on behalf of the Board by the Chairman.

Director Conflicts of Interest

The Alliance One Corporate Governance Guidelines provide that if an actual or potential conflict of interest arises for a director, the director is required to promptly inform the Chief Executive Officer and the Lead Independent Director. If a significant conflict exists and cannot be resolved, the Corporate Governance Guidelines call for the director to resign. The Corporate Governance Guidelines call for all directors to recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Shareholder Nominations – 2019 Annual Meeting

Any shareholder entitled to vote in the election of directors generally may nominate at a meeting one or more persons for election as a director if written notice of such nomination or nominations is delivered or mailed to the Secretary of the Corporation in accordance with the Company’s Bylaws, which state that such notification must include:

•	the name, age and address of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the nominee’s qualifications to serve as a director;

•	the name and address of the notifying shareholders;

•	the number of shares owned by the notifying shareholder;

•	a description of agreements or arrangements between the notifying shareholder and any other person(s) in connection with director nominations;

•	a description of agreements or arrangements entered into by the notifying shareholder with the intent to mitigate loss, manage risk or benefit from changes in the stock price or increase or decrease the voting power of the notifying shareholder; and

•	a representation that the notifying shareholder is a holder of record of shares of capital stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to make the nomination(s).

As required by the Company’s Bylaws, nominations for the 2019 annual meeting must be received by the Secretary of the Company not later than April 18, 2019. The notice must be updated following the later of the record date or the first public announcement of the record date for the meeting to reflect changes to certain of this information. The Secretary will deliver all such notices to the Governance and Nominating Committee which will consider such candidates. The Governance and Nominating Committee shall thereafter make its recommendation to the Board of Directors, and the Board of Directors shall in turn make its determination with respect to whether such candidate should be nominated for election as a director.

Shareholder Proposals – 2019 Annual Meeting

To be considered for inclusion in the Company’s proxy statement for the 2019 annual meeting, shareholder proposals must be submitted in writing to the Secretary of the Corporation by March 18, 2019, and must be submitted in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, the laws of the Commonwealth of Virginia and the Bylaws of the Company.

Pursuant to the Bylaws of the Company, in order for any business to be brought before the 2019 annual meeting by a shareholder, the proposal must be received by the Secretary of the Company not later than April 18, 2019. As to each matter the shareholder proposes to bring before the 2019 annual meeting, the notice must include:

•	a brief description of the business desired to be brought before the 2019 annual meeting and the reasons for conducting such business at the 2019 annual meeting;

•	the name and record address of the shareholder proposing the business;

•	the number of shares beneficially owned by the shareholder;

•	any material interest the shareholder has in such business;

•	a description of agreements or arrangements between the notifying shareholder and any other person(s) in connection with the proposal of business;

•	a description of agreements or arrangements entered into by the notifying shareholder with the intent to mitigate loss, manage risk or benefit from changes in the stock price or increase or decrease the voting power of the shareholder;

•	a representation that the notifying shareholder is a holder of record of shares of capital stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the business.

The notice must be updated following the later of the record date or the first public announcement of the record date for the meeting to reflect changes to certain of this information.

BOARD OF DIRECTORS

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Bylaws currently provide that the Board of Directors consists of nine directors until the commencement of the annual meeting of shareholders held in 2018, at which time such number shall be eight directors, divided into three classes as nearly equal in number as possible. Current director Carl L. Hausmann will be retiring from the Board of Directors as of the commencement of the 2018 annual meeting.

The two directors nominated for election at the 2018 annual meeting to serve three-year terms are Mr. Mark W. Kehaya and Mr. Martin R. Wade III. Each of the two nominees is currently a director of Alliance One, with a term of office scheduled to expire at the 2018 annual meeting. The Governance and Nominating Committee has recommended to the Board of Directors and the Board of Directors has approved each of the nominees for election to the Board of Directors. The Board has determined that each of the nominees is independent from management. All nominees have consented to serve if elected.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

Director Biographies

The following information is furnished with respect to the nominees for election as directors at the 2018 annual meeting, and the directors whose term of office will continue after the 2018 annual meeting:

Class III

Nominees for the Term Expiring in 2021

Mark W. Kehaya – Age 50, Director since 2005

A founding partner of Meriturn Partners, LLC, an investment firm specializing in restructurings and turnarounds of middle-market companies, since January 2002. Mr. Kehaya has served as Chairman of AMV Holdings, LLC (f/k/a MadVapes Holdings, LLC), an owner and operator of retail vape shops and manufacturer and wholesaler of related products, since August 2015. Previously, Mr. Kehaya served as Alliance One’s Interim Chief Executive Officer from December 14, 2010 through February 28, 2013; as President, Chief Executive Officer and Chief Operating Officer of Eturn Communications, Inc., a software solutions provider, from November 2000 to October 2001; and from April 1993 until March 2000, was employed by Standard Commercial Corporation (“Standard Commercial”), serving variously as Assistant to the President, Finance Director of the Tobacco Division, Vice President - Planning, and as Chief Executive Officer of Standard Commercial’s tobacco processing facility in St. Petersburg, Russia. Mr. Kehaya currently serves on the board of directors of Wayne Farms, Inc.

Martin R. Wade, III – Age 69, Director since 2001

Chairman and Interim Chief Executive Officer of Payless Shoesource, Inc., a global retailer of footwear and accessories, since August 2017; President and Chief Executive Officer of Broadcaster, Inc. (formerly International Microcomputer Software Inc.), a company engaged in the internet service provider and applications businesses, since September 2006; Chief Executive Officer of International Microcomputer Software Inc., since September 2001; and Partner in Residence with Catalyst Acquisition Group, an investment firm focusing on the acquisition and restructuring of distressed companies in the United States and internationally, since September 2007. Director, President and Chief Executive Officer of Digital Creative Development Corporation (“DC2”), a developer of entertainment content companies focusing on broadband content delivery and providing Internet-related business-to-business services, from May 2001 to August 2001, and Director and Executive Vice President of DC2 from June 2000 to April 2001. Managing Director of Prudential Securities, Inc., a global securities firm, from May 1998 to June 2000. Mr. Wade currently serves on the board of directors of Broadcaster, Inc., and within the last five years has been a director of RDA Holding Co.

Class I

Directors with a Term Expiring in 2019

Jeffrey A. Eckmann – Age 65, Director since 2013

Retired since April 2008. Group President of Reynolds American, Inc., a manufacturer of consumer tobacco products, from October 2006 to April 2008, Executive Vice President – Strategy and Business Development of Reynolds American, Inc., from January 2006 to October 2006, and Executive Vice President – Strategy, Integration, Information Technology and Business Development of Reynolds American, Inc., from September 2004 to January 2006. Senior Vice President and Chief Financial Officer of Brown & Williamson Tobacco Corporation, a manufacturer of consumer tobacco products, from January 2001 to August 2004.

Joyce L. Fitzpatrick – Age 63, Director since 2012

President of Fitzpatrick Communications, Inc., a public relations firm concentrating in corporate and crisis communications, litigation support, issue management, media relations and public affairs, since 2002. Prior thereto, Ms. Fitzpatrick was a Senior Vice President at Ruder-Finn, Inc., a multinational public relations firm.

John D. Rice – Age 64, Director since 2013

Retired since June 2012. Vice Chairman of Archer-Daniels-Midland Company, a Fortune 30 agribusiness, from November 2010 to June 2012. During his 36-year career with Archer-Daniels-Midland, Mr. Rice held numerous senior positions, including the roles of Executive Vice President – Commercial and Production from August 2007 to October 2010, Executive Vice President – Global Risk Management and Marketing from February 2005 to August 2007, and Senior Vice President – Corn Processing, Global BioProducts and Food from February 2000 to February 2005.

Class II

Directors with a Term Expiring in 2020

C. Richard Green, Jr. – Age 74, Director since 2003

Retired since April 2002. Non-Executive Director of ITC Limited, a company in India engaged in operating hotels, agricultural exports and manufacturing cigarettes and paperboard, from July 1999 to April 2008. Regional Director of British American Tobacco, a multinational tobacco company, from January 1999 to April 2002.

Nigel G. Howard – Age 72, Director since 2005

Retired since December 2003. Non-Executive Chairman of Zotefoams PLC, a manufacturer of industrial foams, from January 2007 through March 2016, and Non-Executive Director of Zotefoams from January 2006 to December 2006.    Deputy Chief Executive of The Morgan Crucible Company plc, a designer, developer and supplier of products made from carbon, ceramic and magnetic materials, from September 2002 to December 2003, and Director of The Morgan Crucible Company from September 1992 to December 2003. Deputy Chairman, Assam Carbon Products, Ltd., India, March 1977 to August 2005. Mr. Howard does not currently serve on the board of directors of any other public company, but within the last five years served as a director of Zotefoams PLC.

J. Pieter Sikkel – Age 54, Director since 2011

President and Chief Executive Officer of Alliance One since March 1, 2013, having previously served as President from December 14, 2010 through February 28, 2013, as Executive Vice President – Business Strategy and Relationship Management from April 2007 through December 13, 2010, and as Regional Director of Asia from May 2005 until April 2007. Employed by Standard Commercial from January 1983 until May 2005, serving as Regional Director of Asia from March 1999 until May 2005, Country Manager of China from June 1991 until March 1999, and prior thereto in various positions in South Korea, the Philippines and Thailand.

Director Qualifications

The Company’s Corporate Governance Guidelines require that our directors have diverse professional backgrounds, combine a broad spectrum of experience and expertise, and possess a reputation for the highest personal and professional ethics, integrity and values. The Governance and Nominating Committee is responsible for identifying specific skills and characteristics that may be sought in light of the current make-up of the Board and its anticipated needs going forward, and considers factors including experience in areas relevant to the strategy and operations of the Company’s businesses, particularly the tobacco industry, the ability to actively participate in and contribute to the deliberations of the Board, international business experience, the capacity and desire to represent the balanced, best interest of the shareholders, the ability to exercise independent judgment and decision making, the time available to devote to the responsibilities of a director and the Board’s diversity of background, personal and professional experience, gender and ethnicity. Determination of whether an individual meets these qualifications is made in the business judgment of the Board. The Corporate Governance Guidelines provide that individuals will not be nominated for election to the Board after reaching seventy-five years of age.

The Company believes that the Board meets the foregoing criteria and that, additionally, its members as a whole encompass a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to the Company’s operations and interests. Potential candidates for membership on the Company’s Board are reviewed in the context of the current composition of the Board and the evolving needs of the Company. It is the Company’s policy to have a majority of directors qualify as “Independent” under the listing requirements of the New York Stock Exchange and the Company’s own Corporate Governance Guidelines. The Governance and Nominating Committee identifies candidates for election to the Board of Directors; reviews their skills, characteristics and experience; and recommends nominees for director to the Board for approval.

Each of the nominees for election as a director at the 2018 annual meeting and each of the Company’s current directors who will continue in office after the 2018 annual meeting hold or has held senior executive positions in large, complex organizations. In these positions they have also gained experience in core management skills such as strategic and financial planning, financial reporting, corporate governance, risk management and leadership development.

Several of our directors have direct experience in the tobacco industry in addition to their service as a director of our Company or one of its corporate predecessors. Mr. Kehaya, prior to his service as the Company’s Interim Chief Executive Officer between December 2010 and February 2013, served in various management capacities for one of our corporate predecessors, including managing a tobacco processing facility in St. Petersburg, Russia; and has financial experience as a partner at Meriturn Partners, LLC and operating experience as Chief Executive Officer and Chief Operating Officer of Eturn Communications. Mr. Green has significant management experience in the tobacco industry, having served for many years as an executive of British American Tobacco and as a director of ITC Limited (India). Mr. Eckmann served in multiple executive capacities with both Reynolds American and Brown & Williamson, and also has substantial accounting and financial experience as the former Chief Financial Officer of Brown & Williamson. Mr. Sikkel has extensive tobacco industry experience, having served for over twenty years in management positions in the Company and one of our corporate predecessors.

Other directors have considerable managerial and other experience as executives in a broad range of industries. Mr. Wade has substantial managerial and operating experience as Chief Executive Officer of several firms and financial experience as a managing director of Prudential Securities. Mr. Rice has an extensive background in the operation and management of a multinational agribusiness, with multiple executive positions, including Vice Chairman, over his 36-year career with Archer-Daniels-Midland. Mr. Howard has significant managerial and international business experience as an executive of Morgan Crucible Company PLC and Assam Carbon Products, Ltd., India. Ms. Fitzpatrick combines executive experience as the president of a corporate communications firm for the past 16 years, and as an officer of a multinational public relations firm before that, with a depth of expertise and public relations experience developed over a more than 25-year career of providing strategic advice to corporations, universities and non-profit organizations.

In connection with his service as a partner at Meriturn Partners, LLC, an investment firm specializing in restructurings and turnarounds of middle-market companies, Mr. Kehaya served as interim Chief Executive Officer of Prime Tanning Co., Inc., between March 2009 and December 2009, until a permanent replacement could be found. On November 16, 2010, Prime Tanning Co., Inc., filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Maine.

The Governance and Nominating Committee and the Board believe that each of the nominees and the continuing directors has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience and thought; and the commitment to devote significant time and energy to service on the Board and its Committees. Consideration of the specific experiences, qualifications and skills of the directors as listed above, as well as the common attributes listed in this paragraph, led to the conclusion that each of the nominees and continuing directors should serve as a director of the Company.

Board Diversity

Historically, the Board has implemented and assessed the effectiveness of its guideline to achieve diversity in professional backgrounds by reviewing and evaluating information detailing the positions held by incumbent directors and proposed director candidates, as well as the industries in which they work or had worked in the past. The Company’s Corporate Governance Guidelines provide that diversity of gender and ethnicity are factors that the Governance and Nominating Committee may consider in recommending nominees for election to the Board. These factors were considered by the Governance and Nominating Committee in making its recommendation that each of Mark W. Kehaya and Martin R. Wade III be nominated for re-election to the Board. By the inclusion of these provisions to the Corporate Governance Guidelines, the Board encourages consideration of these factors, but does not anticipate that consideration of such matters of diversity would, of itself, result in the displacement of qualified incumbent directors. Instead, the Board anticipates that these factors have the most impact in the evaluation of new candidates joining the Board. The Board believes that Ms. Fitzpatrick contributes to the Board’s diversity.

Independence

The Board has affirmatively determined that the directors and nominees listed herein, with the exception of Mr. Sikkel who is currently President and Chief Executive Officer of the Company, are independent as that term is defined under the Corporate Governance Standards of the New York Stock Exchange.

Non-Executive Director Stock Ownership Guidelines

The Board of Directors has adopted amended stock ownership guidelines pursuant to which each non-executive director has five years after the individual becomes a director to accumulate ownership of Alliance One common stock having a market value that equals or exceeds three (3) times the then-current annual base cash retainer (excluding committee fees and equity grants) payable to non-executive directors for their service on the Board. Shares held by immediate family members residing in the same household, shares of restricted stock (whether vested or unvested), and shares held in trust for the benefit of the director count toward the threshold established under such stock ownership guidelines. Once a director complies with these stock ownership guidelines, the director is deemed to continue to be in compliance unless and until the director sells or otherwise disposes of shares, except for any sale to satisfy the tax liability incurred in connection with the acquisition of shares. Under the guidelines, if a non-executive director is not in compliance with the required ownership levels, the director may not dispose of any shares acquired (other than to satisfy the tax liability incurred in connection with the acquisition of the shares). All non-executive directors were in compliance with the guidelines on June 11, 2018, the date of the last annual evaluation.

Board Committees and Membership

The Board has standing Audit, Executive, Executive Compensation, Governance and Nominating, and Social Responsibility and Corporate Affairs Committees. With the exception of the Executive Committee, each committee operates under a charter approved by the Board. Such charters, containing descriptions of the committees’ responsibilities, are available on our website, www.aointl.com. All members of the Audit, Executive Compensation and Governance and Nominating Committees meet the requirements for independence set forth by the New York Stock Exchange in Section 303A.02 of the Listed Company Manual. Further, the Board has determined that each member of the Audit Committee meets the additional requirements for independence set forth by the New York Stock Exchange in Section 303A.07 of the Listed Company Manual, and that each member of the Executive Compensation Committee meets the additional requirements for independence set forth by the New York Stock Exchange in Section 303A.05 of the Listed Company Manual.

The following table indicates the current membership of, and number of meetings held during fiscal year 2018 by, each standing committee of the Board. The Board anticipates that the membership of these committees will be adjusted following the 2018 annual meeting to reflect the retirement of Mr. Hausmann.

Committee Membership
	Audit		Executive		Executive Compensation		Governance and Nominating		Social Responsibility and Corporate Affairs
Mr. Eckmann	X	*							X
Ms. Fitzpatrick							X		X	*
Mr. Green			X		X		X
Mr. Hausmann					X				X
Mr. Howard			X		X	*
Mr. Kehaya			X	*					X
Mr. Rice	X						X	*
Mr. Sikkel			X
Mr. Wade	X						X
FY2018 Meetings	8		0		4		5		4

* Chairman

The Audit Committee currently consists of Mr. Eckmann (Chairman), Mr. Rice and Mr. Wade. This Committee’s principal responsibilities include overseeing accounting policies, auditing and reporting practices; selecting, overseeing, evaluating, compensating and replacing independent auditors; overseeing the internal audit function; evaluating the adequacy and effectiveness of internal controls and risk management policies; overseeing compliance with legal and regulatory requirements; providing for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters; and preparing a committee report for inclusion in the annual proxy statement.

The Executive Committee currently consists of Mr. Kehaya (Chairman), Mr. Green, Mr. Howard and Mr. Sikkel. This Committee meets on call and has the authority to act on behalf of the Board when the full Board is not in session.

The Executive Compensation Committee currently consists of Mr. Howard (Chairman), Mr. Green and Mr. Hausmann. This Committee’s principal responsibilities include reviewing and approving incentive compensation and equity-based plans consistent with shareholder-approved plans; where appropriate, making recommendations to the Board with respect to new incentive compensation plans and equity-based plans for Board or shareholder approval; reviewing and approving salaries and incentive awards for executive officers; reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer; evaluating CEO performance; recommending to the independent directors the compensation of the CEO, including base salary and incentive awards; and preparing a committee report on executive compensation for inclusion in the annual proxy statement.

The Governance and Nominating Committee currently consists of Mr. Rice (Chairman), Ms. Fitzpatrick, Mr. Green and Mr. Wade. This Committee’s principal responsibilities include analyzing the structure, size and composition of the Board; developing and monitoring director selection criteria; identifying, recruiting, evaluating and recommending to the Board qualified nominees for election to the Board of Directors at the Annual Meeting of Shareholders; reviewing and recommending to the Board Corporate Governance Guidelines; overseeing the adoption and periodic review of committee charters; overseeing the Company’s Compliance Program; recommending to the Board, when appropriate, the removal of a director; recommending to the Board directors to serve as Chairman, Lead Independent Director, committee chairs and committee members; recommending to the Board the retirement policy and remuneration of non-employee directors; providing for Board and committee self-evaluations; and reporting to the Board its conclusions regarding the Board’s effectiveness and performance.

The Social Responsibility and Corporate Affairs Committee currently consists of Ms. Fitzpatrick (Chairman), Mr. Eckmann, Mr. Hausmann and Mr. Kehaya. The Committee’s principal responsibilities include monitoring the Company’s strategy regarding, and management of, issues relating to good corporate citizenship, environmental sustainability, human rights and labor practices, health and safety and other emerging social issues (collectively, “Corporate Social Responsibility Issues”); reviewing global regulatory and public policy issues affecting the Company and the Company’s positions thereon; monitoring the Company’s relationships with key stakeholders; monitoring plans for the production of, and review, the AOI Sustainability Report and related issue-specific reports; reviewing the Company’s progress against key sustainability goals, targets and commitments; and reviewing and making recommendations to the Board regarding shareholder proposals relating to Corporate Social Responsibility Issues.

In addition to these standing committees, on October 29, 2015 the Board of Directors established a special committee composed of Mr. Green, Mr. Eckmann and Mr. Rice, respectively the Company’s Lead Independent Director, the

Chairman of the Audit Committee and the Chairman of the Governance and Nominating Committee, to monitor and periodically report to the Board of Directors regarding the investigation regarding discrepancies in accounts receivable and inventory at the Company’s Kenyan subsidiary, and any other matters that may arise in the course of such investigation. The special committee, which met periodically during fiscal year 2018, was delegated the authority to determine the identity of persons to direct the investigation, to meet with independent legal counsel and forensic accountants retained with respect to the investigation, and to receive reports from such counsel, forensic accountants and other persons as deemed appropriate by the special committee.

Board Meetings

Alliance One’s non-management directors, all of whom are independent as that term is defined by the Corporate Governance Standards of the New York Stock Exchange, meet regularly in executive session. In accordance with Alliance One’s Corporate Governance Guidelines, the Lead Independent Director presides at executive sessions of non-management directors. Mr. Green has served as Lead Independent Director since the 2013 annual meeting of shareholders. The Board typically determines the Lead Independent Director at the first meeting of the Board of Directors following the annual shareholders meeting in conjunction with committee assignments.

During fiscal year 2018, there were nine meetings of the Board of Directors, and no director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees on which he or she served. All directors attended the 2017 annual meeting.

Compensation of Directors

Directors who are employees of the Company are not compensated for their services as director. The following table represents the fiscal year 2018 compensation for all directors other than Mr. Sikkel. Compensation information for Mr. Sikkel is disclosed herein under the section entitled “Executive Compensation Tables.”

Director Compensation
Name	Fees Earned or Paid in Cash	Stock Awards (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	Total
Jeffrey A. Eckmann (1)	$97,000	$51,899	$0	$148,899
Joyce L. Fitzpatrick (1)	$80,000	$51,899	$0	$131,899
C. Richard Green (1)	$105,000	$51,899	$0	$156,899
Carl L. Hausmann (1)	$79,500	$51,899	$0	$131,399
Nigel G. Howard (1)	$82,500	$51,899	$0	$134,399
Mark W. Kehaya (2)	$120,000	$77,332	$0	$197,332
John D. Rice (1)	$92,000	$51,899	$0	$143,899
Martin R. Wade, III (1)	$79,500	$51,899	$0	$131,399

(1)	Independent directors received fees based on the following annual retainer schedule:

Type of Service	Annual Retainer
Board Member	$60,000
Lead Independent Director	$10,000
Audit Committee Member	$12,000
Audit Committee Chairman	$10,000
Executive Committee Member	$3,000
Executive Committee Chairman	$5,000
Executive Compensation Committee Member	$12,000
Executive Compensation Committee Chairman	$7,500
Governance & Nominating Committee Member	$7,500
Governance & Nominating Committee Chairman	$5,000
Social Responsibility & Corporate Affairs Committee Member	$7,500
Social Responsibility & Corporate Affairs Committee Chairman	$5,000
Special Committee Member	$7,500
Special Committee Chairman	$5,000

(2)	In his capacity as Non-Executive Chairman, Mr. Kehaya received as his exclusive cash compensation an annual retainer in the amount of $120,000.
(3)	Under the 2016 Incentive Plan approved by the shareholders on August 11, 2016 (the “Incentive Plan”), non-employee directors may be granted common stock, performance shares or options to purchase common stock for a per share exercise price equal to the fair market value of one share of common stock on the date of the grant. Pursuant to the Incentive Plan, beginning with the September 30, 2016 grant and each quarterly grant thereafter, the Board approved the modification of non-employee director equity compensation to provide for quarterly grants of common stock equal in value to $17,500 for each non-employee director, excluding Mr. Kehaya, and for Mr. Kehaya, in his capacity as Non-Executive Chairman of the Board, equal in value to $26,500, in each case determined in reference to the greater of the 15 days’ average closing share price as of the last trading day preceding the grant or a deemed value of $20.00 per share. The values shown for the common stock reflect the grant date fair value of awards determined in accordance with ASC Topic 718. For a discussion of the assumptions used in the valuation of these awards, see Note 11 of Notes to Consolidated Financial Statements included in Alliance One’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018.

OWNERSHIP OF EQUITY SECURITIES

Stock Ownership of Management

The following table provides information as of May 1, 2018, with respect to the direct and indirect ownership of common stock by (1) each director and nominee for director; (2) each of the Company’s named executive officers; and (3) all directors, nominees and executive officers of the Company as a group. On May 1, 2018, there were 9,022,662 shares of Alliance One common stock outstanding, which number does not include shares owned by wholly-owned subsidiaries of the Company which are not entitled to vote their shares or to receive any dividends with respect to such shares.

Name of Beneficial Owner	Number of Shares with Sole Voting and Investment Power (1)	Number of Shares with Shared Voting and Investment Power (2)	Number of Shares Beneficially Owned(1) (2)		Percent of Class (1) (2)
Jose Maria Costa Garcia	32,615	—	32,615		*
Jeffrey A. Eckmann	13,130	3,000	16,130		*
Joyce L. Fitzpatrick	14,990	—	14,990		*
C. Richard Green, Jr.	22,960	1,500	24,460		*
Carl L. Hausmann	13,130	—	13,130		*
Nigel G. Howard	22,482	—	22,482		*
Graham J. Kayes	32,469	—	32,469		*
Mark W. Kehaya	78,841	490,633	569,474	(3)	6.3%
William L. O’Quinn, Jr.	30,064	—	30,064		*
John D. Rice	13,130	—	13,130		*
J. Pieter Sikkel	124,145	—	124,145		1.4%
Joel L. Thomas	17,175	—	17,175		*
Martin R. Wade, III	21,340	—	21,340		*

Executive Officers, Directors and Nominees for Director as a Group (includes 14 people total)	436,471	495,133	931,604		10.1%

*	Less than 1%.

(1)	Includes shares of common stock that may be acquired upon exercise of options that are currently exercisable or will become exercisable within sixty days of May 1, 2018, as follows: Mr. Costa Garcia, 20,000 shares; Mr. Eckmann, 0 shares; Ms. Fitzpatrick, 0 shares; Mr. Green, 0 shares; Mr. Hausmann, 0 shares; Mr. Howard, 0 shares; Mr. Kayes, 20,000 shares; Mr. Kehaya, 50,000 shares; Mr. O’Quinn, 20,000 shares; Mr. Rice, 0 shares; Mr. Sikkel, 100,000 shares; Mr. Thomas, 8,000 shares; Mr. Wade, 0 shares; and the executive officers, directors and nominees as a group, 218,000 shares.

This number also includes shares owned by minor child(ren) of the reporting person, or held in a trust or other estate planning vehicle over which the reporting person is understood to have sole voting and investment power.

(2)	Includes shares owned by the spouse of the reporting person, either directly, jointly with the reporting person or as custodian for the minor child(ren) of the reporting person.
(3)	For Mr. Kehaya, the amount shown includes, in addition to the 50,000 shares subject to presently exercisable options described in note (1) above: (1) 28,446 shares held directly by Mr. Kehaya over which he has sole voting and dispositive power; (2) 183,302 shares held jointly with Mr. Kehaya’s spouse over which Mr. Kehaya has shared voting and dispositive power; (3) an aggregate of 1,848 shares held by Mr. Kehaya’s spouse as custodian for his children that Mr. Kehaya may be deemed to beneficially own; (4) 395 shares owned indirectly through a 401(k) plan; and (5) 305,483 shares held by various trusts of which Mr. Kehaya is a co-trustee and over which he has shared voting and dispositive power.

Policies Prohibiting Hedging and Pledging Activities

The Company has adopted policies prohibiting directors and executive officers from engaging in any hedging or monetization transactions with respect to the Company’s securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities. In addition, the Company has adopted policies prohibiting directors and executive officers from pledging any Company stock, including without limitation, through the holding of the Company’s securities in margin accounts.

Stock Ownership of Certain Beneficial Owners

The following table sets forth the only persons known to the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock of the Company as of the dates set forth in the footnotes to the table.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
Donald Smith & Co., Inc., et al. (2)	890,639	9.9%
152 West 57th Street
New York, New York 10019

Dimensional Fund Advisors LP (3)	707,437	7.8%
Building One, 6300 Bee Cave Road
Austin, Texas, 78746

Mark W. Kehaya (4)	569,474	6.3%
234 Fayetteville Street Mall, Sixth Floor
Raleigh, North Carolina 27601

(1)	All percentages are based on 9,022,662 shares of our common stock outstanding on May 1, 2018, which number does not include shares owned by wholly-owned subsidiaries of the Company which are not entitled to vote their shares or to receive any dividends with respect to such shares.
(2)	Based solely on a Schedule 13G/A jointly filed by Donald Smith & Co., Inc., Donald Smith Long/Short Equities Fund, L.P., Jon Hartsel and John Piermont on February 13, 2018, reporting information as of January 18, 2018, that indicates that Donald Smith & Co., Inc. had sole power to vote 774,109 shares and sole dispositive power over 890,639 shares, Donald Smith Long/Short Equities Fund, L.P. had sole voting power with respect to 2,582 shares and sole dispositive power over 890,639 shares, Jon Hartsel had sole power to vote 200 shares and sole dispositive power over 897,363 shares, and John Piermont had sole voting power with respect to 1,550 shares and sole dispositive power over 897,363 shares.
(3)	Based solely on a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 9, 2018, reporting information as of December 31, 2017, that indicates that such person beneficially owned 704,437 shares and had sole voting power with respect to 694,668 shares and sole dispositive power over 704,437 shares. Such Schedule 13G/A reports that: Dimensional Fund Advisors LP is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Dimensional Funds”); in certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Dimensional Funds; in its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Dimensional Funds; however, all securities reported in such Schedule 13G/A were owned by the Dimensional Funds; Dimensional disclaims beneficial ownership of such securities; and its filing of such Schedule 13G/A shall not be construed as an admission that it or any of its affiliates is the beneficial owner of any securities covered by such Schedule 13G/A for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.
(4)	For Mr. Kehaya, the amount shown is as of May 1, 2018 and includes: (1) 28,446 shares held directly by Mr. Kehaya over which he has sole voting and dispositive power; (2) 183,302 shares held jointly with Mr. Kehaya’s spouse over which Mr. Kehaya has shared voting and dispositive power; (3) an aggregate of 1,848 shares held by Mr. Kehaya’s spouse as custodian for his children that Mr. Kehaya may be deemed to beneficially own; (4) 395 shares owned indirectly through a 401(k) plan; (5) 50,000 shares subject to presently exercisable options held by Mr. Kehaya; and (6) 305,483 shares held by various trusts of which Mr. Kehaya is a co-trustee and over which he has shared voting and dispositive power.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during the fiscal year ended March 31, 2018, all reports for the Company’s executive officers and directors that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis, except as set forth below. Due to administrative error, (i) a Form 4 for each of Todd B. Compton, Jose Maria Costa Garcia, Graham J. Kayes, William L. O’Quinn, Jr., J. Pieter Sikkel and Joel L. Thomas, reporting the vesting of Restricted Share Units on August 15, 2017, was not filed until November 6, 2017, and (ii) a Form 5 for Mark W. Kehaya reporting a distribution on January 3, 2018 of 27,396 shares from his mother’s estate, and a transfer on January 22, 2018 of 549 shares previously owned solely by Mr. Kehaya’s spouse into an account held jointly by Mr. Kehaya and his spouse, was not filed until July 3, 2018.

RELATED PARTY TRANSACTIONS

The Company annually collects written questionnaires from its officers and directors and engages in an internal process intended to identify transactions involving the Company and its officers or directors, including those required to be disclosed pursuant to the proxy statement rules of the Securities and Exchange Commission. Based on the information collected, the Company’s Chief Legal Officer initially determines whether any identified transactions are required to be disclosed under the relevant rules. Information regarding any qualifying transaction(s) is presented to the Audit Committee, which pursuant to its charter makes a determination as to whether to approve or ratify such transaction(s). The transaction disclosed below was approved and ratified by the Audit Committee pursuant to these procedures.

During the fiscal year ended March 31, 2018, the Company purchased tobacco from Msamba Estate Limited for approximately $781,000. Msamba Estate Limited, a commercial tobacco grower in Malawi which has been selling tobacco to the Company and its predecessors since 2001, is owned by the brother of Graham J. Kayes. Mr. Kayes, who serves as Executive Vice President - Business Relationship Management and Leaf, has not had any involvement in the sales transactions between the Company and Msamba Estate Limited. The price paid to Msamba Estate Limited for the tobacco was at the same price paid to other Malawi growers for the same grades and types of tobacco. Msamba Estate Limited is under contract to sell tobacco to the Company during the current crop; however, the exact amount of any such sales will not be known until purchasing concludes in Malawi later this year.

AUDIT MATTERS

Audit Committee Members and Meetings

Alliance One’s Board of Directors has an Audit Committee that is composed of Mr. Eckmann (Chairman), and Messrs. Rice and Wade. The Committee met eight times during fiscal year 2018.

Financial Literacy and Expertise

The Board, upon recommendation of the Governance and Nominating Committee, has determined that each member of the Audit Committee is financially literate as that term is interpreted by the Board in its business judgment. The Board has further determined that each of Messrs. Eckmann, Rice and Wade meet the requirements of an audit committee financial expert, as that term is defined by the SEC in Item 407 of Regulation S-K. As stated above, Messrs. Eckmann, Rice and Wade have been determined to be independent from management in accordance with the categorical standards described above and the NYSE listed company guidelines.

Other Audit Committee Service

The Company currently does not limit the number of audit committees on which its Audit Committee members may serve. However, the Audit Committee charter approved by the Board stipulates that, if an Audit Committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of the director to effectively serve on the Company’s Audit Committee and disclose such determination in the annual proxy statement. None of the Audit Committee members currently serves on more than three audit committees of public companies.

Audit Committee Functions

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s accounting and financial reporting practices, and the quality and integrity of the Company’s financial reports. This includes the oversight of Alliance One’s financial statements provided to any governmental or regulatory body, the public or other users; the effectiveness of Alliance One’s internal control process; and Alliance One’s engagement of independent auditors. The Committee’s functions are described more fully in the section entitled “Board Committees and Membership.”

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities the Committee reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee including, but not limited to, the standards under Public Company Accounting Oversight Board Rule 3526, and the Committee has discussed any items required to be communicated to it by the independent auditors in accordance with regulations promulgated by the Securities and Exchange Commission and the Public Company Accounting Oversight Board and standards established by the American Institute of Certified Public Accountants and the Independence Standards Board.

The Committee has received from the independent auditors a letter describing any relationships with the Company that may bear on their independence and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Committee has pre-approved all fiscal year 2018 audit and permissible non-audit services provided by the independent auditors and the fees for those services. As part of this process, the Committee has reviewed the audit fees of the independent auditors. It has also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent auditors from performing specified services that might impair their independence as well as compliance with the Company’s and the Committee’s policies.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2018 for filing with the Securities and Exchange Commission.

Audit Committee:

Jeffrey A. Eckmann, Chairman

John D. Rice

Martin R. Wade, III

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent auditors. These services include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific budget. The Audit Committee requires the independent auditors and management to report at Audit Committee meetings throughout the year on the actual fees charged for each category of service.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances the Audit Committee requires specific pre-approval before engagement. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chairman of the Audit Committee must report on such pre-approvals at the next scheduled Audit Committee meeting.

Independent Auditors

Deloitte & Touche LLP (“Deloitte & Touche”), audited the Company’s accounts for the fiscal years ended March 31, 2018 and March 31, 2017; and, as more fully described below in Proposal Two, has been selected by the Audit Committee to serve as Alliance One’s independent auditors for the fiscal year ending March 31, 2019. Deloitte & Touche has served as the Company’s independent auditors since 2006.

Audit and Non-Audit Fees

Set forth below are the fees billed to the Company by Deloitte & Touche in connection with services rendered during the fiscal years ended March 31, 2017 and March 31, 2018:

	FY 2017	FY2018
Audit Fees(1)	$7,589,868	$5,470,055
Audit-Related Fees(2)	128,550	39,094
Tax Fees(3)	60,000	14,000
All Other Fees(4)	—	—
Total	$7,778,418	$5,523,149

(1)	Audit Fees. Audit Fees consist of professional services rendered in the audit of the Company’s annual financial statements, review of the Company’s quarterly financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, such as comfort letters, statutory audits, attest services, consents and assistance with reporting requirements.
(2)	Audit-Related Fees. Audit-Related Fees consist of assurance and related services performed by the independent auditor that are reasonably related to the performance of the audit or review of financial statements and may include, among others, employee benefit plan audits, due diligence related to mergers and acquisitions, internal control reviews and consultation regarding financial accounting and reporting standards.
(3)	Tax Fees. Tax Fees consist of services performed by the independent auditor for tax compliance, tax planning and tax advice.
(4)	All Other Fees. There were no fees billed or services rendered by Deloitte & Touche during fiscal years 2017 and 2018 other than those described above.

PROPOSAL TWO

RATIFICATION OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS

The Audit Committee has selected the firm of Deloitte & Touche to serve as the Company’s independent auditors for the fiscal year ending March 31, 2019, and has directed that management submit the selection of independent auditors to the shareholders for ratification at the Annual Meeting. Representatives of Deloitte & Touche are expected to attend the shareholder meeting, will have an opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.

Shareholder ratification of the selection of Deloitte & Touche as the Company’s independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting the selection of Deloitte & Touche to the shareholders for ratification as a matter of good corporate practice. If the appointment of Deloitte & Touche is not ratified by the shareholders, the Audit Committee will reconsider whether or not to retain Deloitte & Touche. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2019.

PROPOSAL THREE

ADVISORY VOTE ON THE

COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Company is required to provide shareholders with the opportunity to cast an advisory vote on compensation to our Named Executive Officers as reported in this proxy statement (sometimes referred to as “say on pay”). Accordingly, the following resolution will be presented to the shareholders at the annual meeting:

“Resolved, that the shareholders hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed, pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission, in the Company’s proxy statement for the 2018 annual meeting of shareholders.”

This advisory vote is nonbinding on the Company; however, the Board and the Executive Compensation Committee, which is comprised of independent directors, will take into account the outcome of the vote when considering future executive compensation decisions.

The Board and the Executive Compensation Committee believe that our executive compensation policies, procedures and decisions made with respect to our named executive officers are based on our pay for performance philosophy, and are focused on achieving the Company’s goals and enhancing shareholder value. We have concluded that the compensation paid or awarded to each executive officer for the most recent fiscal year was reasonable and appropriate. Shareholders are encouraged to read the section entitled “Executive Compensation—Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative disclosure included in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE RESOLUTION APPROVING, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) provides an overview and analysis of the Company’s fiscal year 2018 executive compensation program and the material compensation decisions that were made for our principal executive officer and our other executive officers named in the “Summary Compensation Table” in the following section “Executive Compensation Tables.” This group of executive officers is collectively referred to as the “Named Executive Officers” throughout this document. During fiscal year 2018, our Named Executive Officers were:

•	J. Pieter Sikkel, President and Chief Executive Officer (principal executive officer)

•	Joel L. Thomas, Executive Vice President, Chief Financial Officer (principal financial officer)

•	Graham J. Kayes, Executive Vice President, Business Relationship Management and Leaf

•	Jose Maria Costa Garcia, Executive Vice President, Global Operations and Supply Chain

•	William L. O’Quinn, Jr., Senior Vice President, Chief Legal Officer and Secretary

Executive Summary

Fiscal year 2018 was a pivotal year for Alliance One. Led by a united purpose, we further enhanced our focus on becoming a trusted provider of responsibly-produced, independently verified, sustainable and traceable agricultural products, ingredients and services to businesses and consumers. The Company’s strong financial performance in fiscal 2018 was led by the proactive efforts of our leaf business and we actively developed new business lines that build upon the strength of our core operations and invested in long-term growth opportunities in e-liquids, industrial hemp and legal cannabis in Canada.

In fiscal 2018, we grew earnings per share and saw improvements in net sales, gross profit, operating income and net income. Our Adjusted EBITDA improved 15.4% and during the fiscal year we purchased and cancelled $28.6 million of our 9.875% senior secured second lien notes.

The Executive Compensation Committee of the Board of Directors (the “Committee”) concluded that the Company successfully executed a number of our key strategic initiatives that had a positive effect of strengthening our balance sheet and increasing shareholder value. As discussed in more detail under the section entitled “Incentives,” based on the annual incentive plan targets and metrics applicable to each Named Executive Officer, the Debt Reduction target was achieved at 57% and the Adjusted Free Cash Flow target was achieved at 25%. As such, each of the Named Executive Officers received a payout under the annual incentive plan based on financial metrics for fiscal year 2018.

In addition, the Committee awarded CEO special discretionary bonuses in the amounts of $50,000 for Mr. Thomas and $25,000 for Mr. O’Quinn to recognize their leadership and personal contributions to the “One Tomorrow” transformation initiative and the establishment of the new business lines.

What We Do		What We Don’t Do

✓	Align pay and performance	✗	No automatic vesting (‘single-trigger’) of share options or performance-based or time-based restricted share units upon a change-in-control transaction

✓	Benchmark against peers whose profile, operations, and business markets share similarities with Alliance One International, Inc.	✗	No hedging transactions with respect of our shares by directors and officers is permitted

✓	Use equity for long-term incentive awards	✗	No pledging of our shares by directors and officers is permitted

✓	Maintain an appropriate balance between short-term and long-term incentive compensation opportunities which discourages short-term risk taking at the expense of long-term results	✗	No guaranteed bonuses

✓	Cap incentive payout and vesting levels under our incentive plans	✗	No repricing or backdating of share options

✓	Require significant executive share ownership of our executive officers	✗	No excessive perquisites

✓	Provide a clawback policy designed to recoup incentive compensation paid to executive officers in the event of misconduct	✗	No discounted share options

✓	Engage an independent compensation advisor, who performs no other consulting work for Alliance One International	✗	No incentive plans that encourage excessive risk taking

✓	Conduct annual risk assessments of our compensation policies and practices	✗	No excise tax gross-up provisions in employment agreements

Pay for Performance

Prior to the beginning of fiscal year 2018, the Committee approved the annual incentive plan design for the Named Executive Officers that aligns our executive compensation programs with the Company’s overall strategy to reduce debt, reduce interest expense and improve cash operating income with the ultimate goal of improving shareholder value. The approved annual incentive plan for the Named Executive Officers is based on achieving pre-established target metrics of a reduction in the amount of our 9.875% senior secured second lien notes and Adjusted Free Cash Flow.

In addition, the Committee approved a long-term incentive plan for the Named Executive Officers, providing for a three-year time frame for vesting or payout consisting of a combination of performance-contingent share unit and restricted share unit awards. The Committee believes that using the combination of performance-based and time-based awards addresses the goal of motivating long-term performance while providing for retention.

The annual and long-term incentive programs are discussed in detail under the section entitled “Incentives.”

Fiscal Year 2017 Executive Compensation Vote

Beginning in 2011, the Company provided an annual say-on-pay advisory vote regarding executive compensation. The Company received majority approval at the fiscal year 2017 annual meeting of shareholders, with more than 97% of the votes cast in favor of the compensation of our named executive officers as described in our fiscal year 2017 proxy statement. The Committee acknowledged the overwhelming support received from our shareholders and viewed the results as confirmation of the Company’s executive compensation policies and decisions. Accordingly, the compensation philosophy and objectives were not significantly changed in 2018.

Compensation Philosophy and Core Principles

The primary objectives of our compensation and benefit programs are:

•	to attract, motivate and retain qualified executive talent to provide strong, competitive leadership;

•	to align the interests of our executives with the interests of our shareholders;

•	to support a pay-for-performance culture which encourages and rewards the achievement of the Company’s strategic, financial and operating performance objectives; and

•	to maintain a cost-effective structure that is aligned with the interests of our shareholders.

Role of Executive Compensation Consultant

Under its charter, the Committee is responsible for selecting and retaining its advisors. For fiscal year 2018, the Committee retained Radford, an Aon company (“Radford” or the “Consultant”), as its independent third-party advisor to provide advice, research, evaluation and design services related to executive compensation. During fiscal year 2018, Radford also provided advice, research, evaluation and design services related to Board of Directors’ compensation to the Governance and Nominating Committee of the Board of Directors, but provided no services to the Company other than the executive compensation and board compensation consulting services provided to the Committee and the Governance and Nominating Committee. Radford reported directly to the Committee and met regularly with the Committee Chair and the Committee both with and without management present. The Committee considered the relevant factors set forth in the rules of the New York Stock Exchange and believes Radford is able to provide independent advice, free from conflicts of interest, to the Committee concerning executive compensation matters.

Process and Procedure for Determining Compensation of Executive Officers

The Board of Directors has charged the Committee with the responsibility for establishing and overseeing executive compensation for the Named Executive Officers. As part of this responsibility, the Committee, along with the other independent directors, also evaluates the performance of the President and Chief Executive Officer (“CEO”) and determines the CEO’s compensation based on such performance assessment as well as the Company’s compensation philosophy. Prior to the beginning of the fiscal year, based on independent data provided by Radford, as well as individual performance evaluation results, the CEO made recommendations to the Committee for the base salary and incentive compensation opportunities of the Named Executive Officers other than himself.

For fiscal year 2018, in determining and assessing the compensation levels and structure, the Committee reviewed and considered market data and information provided by Radford, individual compensation tally sheets prepared by the Company showing a summary total of all elements of compensation, individual performance evaluation results and recommendations from the CEO. In addition, given the limited number of direct competitors for which data is available, the market data provided by Radford was obtained from independent published compensation surveys as well as from a selected group of peer companies. The Committee frequently reevaluates the group of peer companies for reasonableness based on the following criteria:

•	Companies with whom we compete directly;

•	Companies with an international scope;

•	Companies of similar size with regard to revenues; and

•	Companies with a similar place in the supply chain.

For fiscal year 2018, the following companies were selected by the Committee for use as the group of peer companies:

•	Clearwater Paper Corporation

•	Greif, Inc.

•	KapStone Paper and Packaging Corporation

•	International Flavors and Fragrances, Inc.

•	Louisiana-Pacific Corporation

•	McCormick & Company, Incorporated

•	Neenah Paper, Inc.

•	P. H. Glatfelter Company

•	Packaging Corporation of America
•	Sanderson Farms, Inc.

•	Schweitzer-Mauduit International, Inc.

•	Seneca Foods Corporation

•	The Andersons, Inc.

•	The Hain Celestial Group, Inc.

•	TreeHouse Foods, Inc.

•	Universal Corporation

•	Verso Corporation

The Committee uses a consistent approach in setting compensation opportunities for the Named Executive Officers but also exercises appropriate business judgment in how it applies these standard approaches to the facts and circumstances associated with each executive. Although the Committee reviews the compensation practices of the companies in the peer group, the Committee does not adhere to strict formulas or survey data to determine the mix or absolute value of compensation components. Instead the Committee considers various factors in exercising its discretion to determine compensation, including the experience, responsibilities and performance of each of the Named Executive Officers as well as the Company’s overall financial and competitive performance. The Committee also reviews composite market data from independent published compensation surveys, as noted above, which provides general background information. However, the Committee’s benchmarking analysis focused on data with respect to the peer group of companies named above when making compensation policies and decisions.

Elements of Compensation

To meet our compensation objectives, our compensation programs must be both competitive and reflect an appropriate balance of performance-based versus fixed, and cash versus equity, compensation. The Committee regularly reviews the compensation programs based on our strategy and the market to ensure alignment with our core compensation principles and objectives. Accordingly, the compensation mix may vary over time and among executives. In general, overall compensation levels are targeted at the market median of competitive practice, but actual pay earned varies based on Company and individual performance, as well as other limiting factors such as equity available for granting under a long-term incentive plan.

The core elements of compensation for the Named Executive Officers are described in the following table:

Element	Description	Objective
Base salary	Fixed compensation typically set to be consistent with the Company’s size relative to our peer group

•  Provides base economic security at a level consistent with competitive practices

•  Reflects role and responsibility of executive

•  Affected by individual performance, experience, level of responsibility and future potential.

Annual incentives	Variable cash compensation linked to corporate objectives Actual payment based on performance	• Provides alignment to annual operating and long-term business strategy through corporate objectives
Long-term incentives	Variable long-term equity compensation in the form of performance shares and restricted stock	• Provides link to shareholder value creation • Motivates and rewards for financial performance over a sustained period • Fosters retention of key employees
Benefits and Perquisites	Healthcare Life and disability insurance Retirement and pension plans Basic benefit participation offered to other employees	• Ensure employee health, welfare, and retirement needs • Fosters retirement and savings planning • Provides retirement security

The charts below present the mix of the fiscal year 2018 pay elements for the Named Executive Officers. Although the Committee has not adopted a policy for allocating the various elements of compensation, the Committee targets base salary to be 20% - 40%, annual incentives to be 20% - 25% and long-term incentives to be 35% - 65% of an officer’s target compensation. However, for fiscal year 2018, due to the number of shares available under the 2016 Incentive Plan and to ensure annual run-rates are maintained at acceptable levels, we were not able to make market competitive equity grants. The result is the actual compensation mix varied significantly from the target compensation mix.

Base Salaries

Base salaries serve as the foundation of the Company’s compensation program. Base salary levels are targeted to approximate the median salary of those presented in the competitive market data, while taking into account the Company’s size relative to our peer group. However, an individual’s actual salary is based on the Committee’s evaluation of a number of factors, including the role and nature of the job relative to market information as well as the individual’s performance, tenure and qualifications. Base salaries are adjusted periodically (typically at the start of the fiscal year), based on competitive market changes, individual and corporate performance, modifications in job responsibilities, the executive’s position within his respective salary range and the Committee’s subjective assessment of the executive’s future potential and value to the Company. On March 22, 2017, the Committee reviewed the base salary of each of the Named Executive Officers and in lieu of a salary increase for fiscal year 2018, the Committee granted the Named Executive Officers a restricted share unit grant equivalent to 6% of their base salary using a deemed value of $20 per share rounded to the nearest 10 shares. The following salaries were approved effective April 1, 2017:

Fiscal Year 2018 Base Salaries
Name	FY2017 Base Salary	FY2018 Base Salary	% Increase
J. Pieter Sikkel	$642,000	$642,000	0%
Joel L. Thomas	$379,500	$379,500	0%
Graham J. Kayes	$342,400	$342,400	0%
Jose Maria Costa Garcia	$342,400	$342,400	0%
William L. O’Quinn, Jr.	$321,500	$321,500	0%

Each of the Named Executive Officer’s base salaries are at or below the market median of those presented in the competitive market data relative to our peer group.

Incentives

For fiscal year 2018, as noted above under the section entitled “Pay for Performance,” the Committee approved annual and long-term incentive programs that strengthen senior management’s alignment with the interest of shareholders and that are designed to drive a true pay-for-performance culture. The goal of both the annual and long-term incentive programs is to provide significant incentive to senior executives to consider both the short-term and long-term impact when making business decisions to strengthen our organization and to position the Company for long-term success in order to deliver added value for our customers and shareholders. Below are details describing the Company’s annual and long-term incentive plans.

Annual Incentives

The purpose of the annual incentive plan is to encourage executives to achieve pre-determined key corporate financial and strategic objectives where a very high level of performance and commitment are required to effect change and meet the challenges facing the Company that lead to business growth and increased shareholder value. For fiscal year 2018, the Committee approved the Annual Incentive Plan (the “AIP”), pursuant to which Named Executive Officers were eligible for cash bonus awards. Annual incentives under the AIP are structured to provide for varying “Stretch” award opportunities expressed as a percentage of annual base salary with actual awards reflecting achievement of Company goals.

The fiscal year 2018 AIP provides for “Base” and “Stretch” targets, with “Base” being the minimum level of performance at which a bonus begins to be earned and “Stretch” being the performance required in order to earn 100% of the “Stretch” bonus award opportunity. The Committee generally intends to set Company performance targets that are challenging yet provide executives with a reasonable opportunity to reach and exceed “Base”, while requiring substantial growth to reach “Stretch.” The amount of growth required to reach “Stretch” is developed within the context of the annual operating plan, and while difficult to achieve, is not viewed to be so aggressive as to entice executives to take inappropriate risks that could threaten financial or operating stability.

Each year management presents to the Board an operating strategy and financial plan for the year. The Committee, with input from its compensation consultant and management, established and approved the AIP’s key performance measures and corporate goals for the year. For fiscal year 2018, the Committee approved the following performance goals for the AIP:

	Base	Stretch	FY2018 Actual Results
Debt Reduction (000’s) (1)	$0	$50,000	$28,600
Adjusted Free Cash Flow (000’s) (2)	$11,462	$61,462	$24,106

(1)	Debt Reduction – defined as the reduction in the outstanding principal amount of the Company’s 9.875% senior secured second lien notes due 2021 (the “Second Lien Notes”) made from free cash flow. Performance levels between “Base” and Stretch” are interpolated.
(2)	Adjusted Free Cash Flow (“AFCF”) – defined as Adjusted EBITDA plus restructuring and asset impartment charges minus cash interest and cash taxes minus routine capital expenditures. The “Base” AFCF was calculated based on 90% of the fiscal year 2018 Adjusted EBITDA from the Company’s approved annual operating plan plus 50% of the total potential bonuses payable at “Stretch” under the Company’s Annual Incentive Plans to ensure the plan is self-funded. Performance levels between “Base” and Stretch” are interpolated.

The Committee maintains discretion to reduce the payment amounts for annual incentives awards under the AIP if the performance targets are achieved.

For fiscal year 2018, the Company repaid $28.6 million of Second Lien Notes debt from free cash flow. As such, the Debt Reduction “Stretch” target was achieved at 57%. Based on the fiscal year 2018 financial results, 25% of the AFCF metric was achieved. The 2018 AIP award opportunities, award achievements per the plan provisions, and the actual payouts for each of the Named Executive Officers are presented below:

FY2018 AIP Awards
	AIP	AIP
	“Stretch”	“Stretch”	AIP
	Award	Award	Award
	Opportunity	Opportunity	Achieved
Name	(%)	($)	($)
J. Pieter Sikkel	200%	$1,284,000	$529,575
Joel L. Thomas	150%	$569,250	$234,783
Graham J. Kayes	150%	$513,600	$211,830
Jose Maria Costa Garcia	150%	$513,600	$211,830
William L. O’Quinn, Jr.	150%	$482,250	$198,900

Long-Term Incentive Compensation

On August 11, 2016, the shareholders approved the Alliance One International, Inc. 2016 Incentive Plan (the “2016 Incentive Plan”), which is the successor to the 2007 Incentive Plan initially approved by shareholders on August 16, 2007, as amended and restated with shareholder approval on August 11, 2011. The Committee administers this plan as the principal means to provide long-term incentives to the Company’s executive officers and certain other officers and key employees, and in doing so, annually monitors the overall dilution level and run-rate of shares issued under the plan. All equity grants are approved by the Committee before being issued. The Company does not time or plan to time its release of material non-public information for the purpose of affecting the value of executive compensation.

The purpose of long-term incentive compensation is to build share ownership among key employees and to closely align the interests of management and shareholders by creating a long-term view of performance and value creation. While the goal of the Committee is to provide long-term incentives that comprise a significant portion of the Named Executive Officers’ total direct compensation, due to the limited number of shares available under the 2016 Incentive Plan and to ensure run-rates are maintained at acceptable levels, the Committee was unable to provide market competitive grants to the executive officers.

Therefore, on June 13, 2017, the Committee awarded the Named Executive Officers a combination of performance-contingent share units and restricted share units with the goal of motivating long-term performance and shareholder value creation, while providing a retention element. The table below shows the fiscal year 2018 incentive plan awards granted to the Named Executive Officers, along with the value of these awards as of the date of grant:

FY2018 Long-Term Incentive Plan Awards
	Grant Date				Restricted
	Value of	Estimated Future Payouts Under the Performance - Contingent Awards Granted 6/13/2017 (2)			Share Units
	LTIP				Granted
Name	Awards (1)				6/13/2017
		25% (#)	100% (#)	200% (#)	(#)
J. Pieter Sikkel	$220,313	1,563	6,250	12,500	12,500
Joel. L. Thomas	$110,156	781	3,125	6,250	6,250
Graham J. Kayes	$66,094	469	1,875	3,750	3,750
Jose Maria Costa Garcia	$66,094	469	1,875	3,750	3,750
William L. O’Quinn, Jr.	$66,094	469	1,875	3,750	3,750

(1)	The value as of the grant date is the number of performance-contingent share unit awards at target (100%) plus the number of restricted share unit awards multiplied by the closing price on the date of grant. The closing price of Alliance One International, Inc. common stock on June 13, 2017 was $11.75 per share.
(2)	The actual number of shares that will be earned at the end of the performance period, if any, cannot be determined because the shares earned will be based on future performance.

The performance-contingent share unit awards are earned based on three fiscal-year average adjusted earnings per share for the performance period beginning April 1, 2017 and ending March 31, 2020. Adjusted earnings per share is defined as the fully-diluted earnings per share of Common Stock, adjusted to exclude extraordinary gains and losses, restructuring and impairment, debt retirement expense and annual cash incentive award accruals under the AIP. The performance levels are expressed as “threshold,” “target,” and “maximum” and the actual number of shares to be earned will be contingent upon the three fiscal-year average adjusted earnings per share as of March 31, 2020, with 100% being earned at the target level up to 200% being earned at the maximum level. If the three-year average adjusted earnings per share as of March 31, 2020 is below the threshold level, no shares will be earned and performance between threshold and target or between target and maximum will be interpolated based on actual performance.

The performance criteria are designed to reflect the probability of success and level of difficulty for meeting the goal. Threshold was set as the minimum level of performance above which shares will be earned or vest and represents a level of performance that is likely to be achieved. Target was set based on a level of performance that is more aggressive with an average chance of achievement and Maximum was set based on exceptional performance above targeted goals with a high degree of difficulty to achieve. There is a risk that no shares will be earned or vest at all or will be earned or vest at less than 100% of the target amount. Any performance-contingent share unit awards earned will be delivered in shares of Common Stock. The Committee, in its discretion, may decrease the number of performance share unit awards earned in recognition of other performance factors that the Committee deems relevant.

The restricted stock units granted June 13, 2017 ratably vest one-third per year over three years after the date of grant in the event that the executive officer is still employed by the Company at that time. Upon vesting, one share of common stock is delivered for each vested unit. Once the restricted share unit awards vest, 100% of the shares earned/vested, net of taxes, must be held until the earlier of (a) June 13, 2020 or (b) termination of employment. This holding period is intended to foster long-term share ownership. In addition to providing an incentive to increase the value of the Company’s common stock, these units also provide for the retention of executive officers.

Discretionary Bonuses

For fiscal year 2018, as noted above under the section entitled “Executive Summary,” the Committee awarded CEO special discretionary bonuses in the amounts of $50,000 for Mr. Thomas and $25,000 for Mr. O’Quinn. These bonuses were awarded to recognize Messrs. Thomas and O’Quinn for their leadership and personal contributions in driving the “One Tomorrow” transformation initiative and in establishing the new business lines. The amounts of the bonuses awarded were made based on the subjective determination of the Committee after assessing each individual’s contributions during the year.

Stock Ownership Guidelines

In addition to the holding periods described above, executive officers are subject to minimum stock ownership guidelines to align the executive’s interests with those of the shareholders and strongly motivate executives to build long-term shareholder value. The Executive Stock Ownership Guidelines require the President and Chief Executive Officer to own Company stock with a market value equal to or exceeding four (4) times his base salary and require the other Named Executive Officers to own Company stock with a market value equal to or exceeding two (2) times base salary. Full compliance with the target ownership guidelines must be achieved within the later of five (5) years of the date these guidelines were approved by the Board (June 16, 2014), or five (5) years from the date of the executive’s appointment or promotion into the respective position. Executives who do not hold the requisite number of Company stock at any time will be required to hold 100% of any shares received as a result of any equity awards granted to them, net of taxes. As of March 31, 2018, each of the Named Executive Officers is making progress towards reaching the threshold established by the guidelines and each of the Named Executive Officers’ holdings have increased over the prior year.

Policies Prohibiting Hedging and Pledging Activities

As noted in the proxy section entitled “Ownership of Equity Securities” the Company has adopted policies prohibiting executive officers from engaging in any hedging or monetization transactions with respect to the Company’s securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities. In addition, the Company had adopted policies prohibiting executive officers from pledging any Company stock, including without limitation, through the holding of the Company’s securities in margin accounts.

Clawback in the Event of Prohibited Activity

The Company’s long-term incentive award grant agreements include a recoupment or “clawback” provision. The purpose of the clawback provision is to permit the Committee, in its discretion, to cancel, rescind, cause the forfeiture of or otherwise limit or restrict any earned or unearned long-term incentive awards, and potentially to recover damages or adjust awards, in the event the Committee determines that a participant in the long-term incentive plan has engaged in defined prohibited activity, including without limitation violation of the Company’s Code of Business Conduct and/or any law that injures or damages the business reputation or prospects of the Company, or intentional misconduct that causes or materially contributes to a substantial restatement of the Company’s financial statements.

Other Benefits and Perquisites for the Named Executive Officers

As part of its total compensation package, the Company provides Named Executive Officers with the same benefit package available to all salaried employees. The benefits package includes a cash balance pension plan, which was frozen as of December 31, 2015, and a qualified 401(k) plan. Named Executive Officers participate in these plans on the same terms as other salaried employees. The ability of Named Executive Officers to participate fully in these plans is limited under Internal Revenue Code and ERISA requirements. As such, each of the Named Executive Officers are participants in the Alliance One International, Inc. Supplemental Retirement Account Plan (the “AOI SRAP”), a nonqualified defined contribution pension plan.

The Company provides other limited perquisites which are generally provided through the Company’s relocation and mobility policies. These policies are intended to facilitate the movement of company personnel around the globe to meet critical staffing needs and may allow for gross-up adjustments on certain compensation and benefits provided under the policies. The Committee believes market-based relocation and international mobility policies are important for an international company with a presence in over 35 countries and employees that are frequently asked to move to other locations.

Employment and Consulting Agreements

Effective March 1, 2013, the Company entered into an employment agreement with Mr. Sikkel to provide the terms and conditions of his employment as President and Chief Executive Officer. This contract generally addresses Mr. Sikkel’s role and responsibilities as well as his rights to compensation and benefits. This contract also contains termination provisions and related compensation in the event of a change in control, severance, and involuntary termination. Mr. Sikkel’s contract is described below in greater detail under the section entitled “Potential Payments Upon Termination or Change-in-Control - Employment Agreement.”

Severance Agreements and Change in Control (“CIC”) Policy

The Company does not have any change in control agreements, with the exception of those change-in-control provisions included as components of the employment agreement with Mr. Sikkel. The Committee does not currently intend to use employment or change-in-control agreements as a compensation tool or benefit, but may do so should a change in facts and circumstances warrant a change in this policy.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code as in effect prior to the enactment of tax reform legislation in December 2017 generally disallowed a tax deduction to publicly held corporations for compensation paid in excess of $1 million to the Chief Executive Officer and certain other highly compensated executive officers, unless the compensation is based on objectively determined performance criteria pursuant to a plan approved by shareholders. Recent tax reform legislation retained the $1 million deduction limit, but repealed the performance-based compensation exemption from the deduction limit and expanded the definition of “covered employees,” effective for taxable years beginning after December 31, 2017. Consequently, compensation paid in 2018 and later years to our Named Executive Officers in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.

The Committee has determined that it is essential in achieving the compensation objectives discussed above to retain the flexibility to exercise subjective judgment in assessing an executive officer’s performance. The Committee continues to believe that the achievement of the Company’s general compensation policies and objectives, which it believes requires this flexibility, best serves shareholders’ interests, even though some of the compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expenses to the Company. The Committee also believes that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to the Company’s overall tax position.

Report of the Executive Compensation Committee

The Executive Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Executive Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Executive Compensation Committee:

Nigel G. Howard, Chairman

C. Richard Green, Jr.

Carl L. Hausmann

Executive Compensation Tables

The following tables reflect the compensation for the Named Executive Officers who were serving as such during the most recent fiscal year.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
J. Pieter Sikkel	2018	$642,000	—	$220,313	$529,575	$68,379	$13,870	$1,474,137
President and Chief Executive	2017	$642,000	—	$358,090	—	$98,758	$14,044	$1,112,892
Officer	2016	$600,000	$300,000	$146,342	—	$34,378	$8,300	$1,089,020

Joel L. Thomas	2018	$379,500	$50,000	$110,157	$234,783	$31,227	—	$805,667
Executive Vice President, Chief	2017	$379,500	—	$181,320	—	$44,370	$316	$605,506
Financial Officer	2016	$330,000	$170,000	$93,265	—	$30,237	—	$623,502

Graham J. Kayes	2018	$342,400	—	$66,094	$211,830	$26,441	$53,717	$700,482
Executive Vice President,	2017	$342,400	—	$113,680	—	$30,272	$77,143	$563,495
Business Relationship Management and Leaf	2016	$320,000	$50,000	$72,034	—	$13,935	$62,340	$518,309

Jose Maria Costa Garcia	2018	$342,400	—	$66,094	$211,830	$27,174	$10,850	$658,348
Executive Vice President, Global	2017	$342,400	—	$113,680	—	$35,978	$18,479	$510,537
Operations and Supply Chain	2016	$320,000	$115,000	$72,034	—	$18,315	$43,310	$568,659

William L. O’Quinn, Jr.	2018	$321,500	$25,000	$66,094	$198,900	$26,639	$10,850	$648,982
Senior Vice President, Chief	2017	$321,500	—	$112,510	—	$38,199	$10,810	$483,019
Legal Officer and Secretary	2016	$300,500	$148,000	$72,034	—	$31,536	$6,803	$558,872

(1)	The Committee approved discretionary “CEO Special” bonuses to Messrs. Thomas and O’Quinn for their leadership and personal contributions in driving the “One Tomorrow” transformation initiative and resulting new business lines. The amounts of the bonuses awarded were made based on the subjective determination of the Committee after assessing each individual’s contributions during the year.
(2)	Reflects the grant date fair value of awards made in the fiscal year determined in accordance with ASC Topic 718. Values above indicate the grant date fair value for awards made during fiscal year 2018 of restricted share units and performance-contingent share units, the grant date values of which are based on the “target” levels for these awards. The grant date fair value of the performance-contingent share units calculated at the maximum payout level are $146,875 for Mr. Sikkel, $73,438 for Mr. Thomas, and $44,063 for Messrs. Kayes, Costa Garcia and O’Quinn, which would increase the aggregate amounts reported under this column to $293,750 for Mr. Sikkel, $146,875 for Mr. Thomas, $88,125 for Messrs. Kayes and Costa Garcia and O’Quinn. For a discussion of the assumptions used in the valuation of these awards, see Note 11 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018. However, for the purpose of this table, the grant date fair value excludes the effect of estimated forfeitures.
(3)	Reflects the aggregate change in the actuarial present value of the Named Executive Officer’s accumulated pension benefits plus the Company’s contributions to the Nonqualified Deferred Compensation program in fiscal years 2018, 2017 and 2016. See the “Pension Benefits Table” and the “Nonqualified Deferred Compensation Table” for additional information. None of the Named Executive Officers earned above-market returns on deferred compensation during fiscal years 2018, 2017 or 2016, respectively.

(4)	The following table lists all amounts included in the “All Other Compensation” column of the Summary Compensation Table for fiscal year 2018:

	401(k)		Tax	Other
	Company	Relocation	Reimbursement	Perquisites or
Name	Match(a)	Expenses (b)	Payments(c)	Payments (d)	Total
J. Pieter Sikkel	$10,850	$3,020	—	—	$13,870
Joel L. Thomas	—	—	—	—	$0
Graham J. Kayes	$10,850	$16,666	$18,934	$7,268	$53,717
Jose Maria Costa Garcia	$10,850	—	—	—	$10,850
William L. O’Quinn, Jr.	$10,850	—	—	—	$10,850

(a)	Company matching contributions allocated to the Named Executive Officer account pursuant to the Alliance One Savings and Profit Sharing Plan.
(b)	Reflects immigration services paid to or on behalf of Mr. Sikkel.

Reflects a housing allowance in the amount of $16,200 and immigration services in the amount of $466 paid to or on behalf of Mr. Kayes.

(c)	Reflects the tax gross up on housing and home leave provided to Mr. Kayes, as provided in the Company’s international mobility policies, relating to his international transfer on July 1, 2014.
(d)	Reflects the payment of home leave for Mr. Kayes relating to his international transfer on July 1, 2014, as provided in the Company’s international mobility policies.

Grants of Plan-Based Awards Table

The following table provides information regarding grants of plan-based awards to the Named Executive Officers in fiscal year 2018.

Grants of Plan Based Awards for FY2018
								All Other Stock
								Awards:	Grant Date
								Number of	Fair Value
	Grant	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Shares of Stock	of Stock
Name	Date							or Units(3)	Awards(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($/sh)
J. Pieter Sikkel	4/1/2017	$0	$642,000	$1,284,000	—	—	—	—	—
	6/13/2017	—	—	—	—	—	—	12,500	$146,875
	6/13/2017	—	—	—	1,563	6,250	12,500	—	$73,438
Joel L. Thomas	4/1/2017	$0	$284,625	$569,250	—	—	—	—	—
	6/13/2017	—	—	—	—	—	—	6,250	$73,438
	6/13/2017	—	—	—	781	3,125	6,250	—	$36,719
Graham J. Kayes	4/1/2017	$0	$256,800	$513,600	—	—	—	—	—
	6/13/2017	—	—	—	—	—	—	3,750	$44,063
	6/13/2017	—	—	—	469	1,875	3,750	—	$22,031
Jose Maria Costa Garcia	4/1/2017	$0	$256,800	$513,600	—	—	—	—	—
	6/13/2017	—	—	—	—	—	—	3,750	$44,063
	6/13/2017	—	—	—	469	1,875	3,750	—	$22,031
William L. O’Quinn, Jr.	4/1/2017	$0	$241,125	$482,250	—	—	—	—	—
	6/13/2017	—	—	—	—	—	—	3,750	$44,063
	6/13/2017	—	—	—	469	1,875	3,750	—	$22,031

(1)	The amounts in the threshold, target and maximum columns represent the potential amounts that were payable based on the AIP targets and goals approved by the Committee. See the section entitled “Compensation Discussion and Analysis—Incentives—Annual Incentives” for additional information. Threshold equates to “Base” and Maximum equates to “Stretch” with Target being 50% of the “Stretch.”
(2)	This column represents the performance-contingent share units granted to each Named Executive Officer. The amounts in the threshold, target and maximum columns represent the potential number of shares that may be earned or that may vest if certain company-wide performance criteria are met at the end of the performance period. See the section entitled “Compensation Discussion and Analysis—Incentives—Long-Term Incentive Compensation” for additional information.
(3)	This column represents restricted share units grated to each Named Executive Officer. See note 1 to the “Summary Compensation Table” for information regarding the calculation of grant date fair value and the section entitled “Compensation Discussion and Analysis – Incentives – Long-Term Incentive Compensation” for additional information.
(4)	The amounts in this column reflect the grant date fair value under ASC Topic 718 of respective awards of performance-contingent share units and restricted shares units. For awards of performance-contingent share units, the amounts shown are based on the “target” level of these awards.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information regarding unexercised stock options and granted but unvested restricted share unit and performance-contingent share unit awards held by the Named Executive Officers at March 31, 2018:

Outstanding Equity Awards at Fiscal Year-End
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (1) ($)
J. Pieter Sikkel	50,000	—	$60.0000	3/24/2021
	50,000	—	$60.0000	4/17/2022
					3,217	(2)	$83,803
					8,333	(3)	$217,075
					1,286	(4)	$33,500
					12,500	(5)	$325,625
								4,825	(6)	$125,691
								6,250	(7)	$162,813
								6,250	(8)	$162,813
Joel L. Thomas	4,000	—	$60.0000	3/24/2021
	4,000	—	$60.0000	4/17/2022
					2,050	(2)	$53,403
					4,166	(3)	$108,524
					760	(4)	$19,798
					6,250	(5)	$162,813
								3,075	(6)	$80,104
								3,125	(7)	$81,406
								3,125	(8)	$81,406
Graham J. Kayes	10,000	—	$60.0000	3/24/2021
	10,000	—	$60.0000	4/17/2022
					1,583	(2)	$41,237
					2,500	(3)	$65,125
					706	(4)	$18,391
					3,750	(5)	$97,688
								2,375	(6)	$61,869
								1,875	(7)	$48,844
								1,875	(8)	$48,844
Jose Maria Costa Garcia	10,000	—	$60.0000	3/24/2021
	10,000	—	$60.0000	4/17/2022
					1,583	(2)	$41,237
					2,500	(3)	$65,125
					706	(4)	$18,391
					3,750	(5)	$97,688
								2,375	(6)	$61,869
								1,875	(7)	$48,844
								1,875	(8)	$48,844
William L. O’Quinn, Jr.	10,000	—	$60.0000	3/24/2021
	10,000	—	$60.0000	4/17/2022
					1,583	(2)	$41,237
					2,500	(3)	$65,125
					646	(4)	$16,828
					3,750	(5)	$97,688
								2,375	(6)	$61,869
								1,875	(7)	$48,844
								1,875	(8)	$48,844

(1)	The market value of stock awards is based on the closing price of the Company’s common stock on March 29, 2018, the last trading day of the fiscal year, which was $26.05 per share.
(2)	Restricted share units granted February 23, 2016. Awards vest ratably one-third per year on each of the first, second and third anniversaries of the grant date.
(3)	Restricted share units granted August 15, 2016. Awards vest ratably one-third per year on each of the first, second and third anniversaries of the grant date.
(4)	Restricted share units granted March 22, 2017. Awards vest ratably one-third per year on each of the first, second and third anniversaries of the grant date.
(5)	Restricted share units granted June 13, 2017. Awards vest ratably one-third per year on each of the first, second and third anniversaries of the grant date.
(6)	Performance-contingent share unit awards granted on February 23, 2016. The total number of shares to be earned under the award will be determined at the completion of the performance periods under the award. For purposes of the number of shares to be reported, as well as for purposes of computing the market value of the award, we have assumed that target performance has been achieved.
(7)	Performance-contingent share unit awards granted on August 15, 2016. The total number of shares to be earned under the award will be determined at the completion of the performance periods under the award. For purposes of the number of shares to be reported, as well as for purposes of computing the market value of the award, we have assumed that target performance has been achieved.
(8)	Performance-contingent share unit awards granted on June 13, 2017. The total number of shares to be earned under the award will be determined at the completion of the performance periods under the award. For purposes of the number of shares to be reported, as well as for purposes of computing the market value of the award, we have assumed that target performance has been achieved. For additional information see the section entitled “Compensation Discussion and Analysis – Incentives – Long-Term Incentive Compensation” and the “Grants of Plan-Based Awards Table.”

Option Exercises and Stock Vested Table

The following table summarizes information for the Named Executive Officers with respect to stock option exercises and the vesting of restricted shares, restricted stock units and performance shares for fiscal year 2018.

Option Exercises and Stock Vested
	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
J. Pieter Sikkel	—	—	10,360	$166,002
Joel L. Thomas	—	—	6,014	$98,449
Graham J. Kayes	—	—	4,353	$73,389
Jose Maria Costa Garcia	—	—	4,353	$73,389
William L. O’Quinn, Jr.	—	—	4,323	$72,637

(1)	Restricted share unit vesting and dollar values reflect amounts on a pre-tax basis. The plans under which the restricted share units were granted permit the withholding of shares upon vesting to pay applicable income taxes.
(2)	Calculated by multiplying the number of shares vesting by the closing price of the Company’s common stock on the date of vesting.

Nonqualified Deferred Compensation Table

The following table presents information on the Company’s deferred compensation program, which provides for the deferral of compensation earned by the Named Executive Officers on a basis that is not tax qualified, as of March 31, 2018.

Nonqualified Deferred Compensation (1)
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
J. Pieter Sikkel	—	$64,200	$18,366	—	$629,165
Joel L. Thomas	—	$28,463	$2,492	—	$105,132
Graham J. Kayes	—	$25,680	$1,841	—	$82,321
Jose Maria Costa Garcia	—	$25,680	$6,009	—	$210,539
William L. O’Quinn, Jr.	—	$24,113	$4,061	—	$149,043

(1)	During fiscal year 2018, the Named Executive Officers were participants in the Alliance One International, Inc. Supplemental Retirement Account Plan (the “AOI SRAP”), established April 1, 2007. The Plan is a non-qualified defined contribution supplemental retirement plan established to provide deferred compensation for a select group of management. Benefits under the AOI SRAP are based on a hypothetical bookkeeping account established for each participant. Each fiscal year, company pay credits and interest credits are added to the account. The company pay credit is equal to a specified percentage of base salary, bonus and annual incentive compensation paid to the participant during the fiscal year. For fiscal year 2018, the company pay credit for Mr. Sikkel was 10% and for Messrs. Thomas, Kayes, Costa Garcia and O’Quinn was 7.5%. The interest credit each fiscal year is equal to the beginning account balance times the Moody’s Aa Corporate Bond Yield Average as of the beginning of the fiscal year. However, the interest crediting rate cannot exceed 120% of the applicable federal long-term rate prescribed by the Secretary of Treasury for the first month of the fiscal year. For fiscal year 2018, the interest crediting rate was 3.36%.

Each participant becomes vested in his AOI SRAP benefit after five years of service, whether or not the service is consecutive. Each of the Named Executive Officers is vested in the AOI SRAP benefit. However, a participant who is terminated for cause will forfeit any benefits otherwise payable under the AOI SRAP. Participants must also comply with a non-compete following termination of employment. A participant who violates the non-compete will forfeit all benefits under the AOI SRAP. However, the non-compete provision will not apply after a change in control.

Vested benefits are payable in 120 equal monthly installments starting in the seventh month following separation from service, unless the final account balance is less than $100,000, in which case the benefit will be payable in a lump-sum. The monthly installment amount is based on the final account balance plus interest at the AOI SRAP’s applicable interest crediting rate for the year. If the participant dies, unpaid installments are payable to the employee’s designated beneficiary.

Aggregate earnings in the last fiscal year are not included in the compensation reported for fiscal year 2018 in the Summary Compensation Table included elsewhere in this proxy statement.

(2)	None of the Named Executive Officers earned above-market returns on deferred compensation during fiscal year 2018.

Pension Benefits Table

The following table presents information as of March 31, 2018 concerning the Alliance One International, Inc. Pension Plan (the “AOI Pension Plan”), the Company’s defined benefit pension plan that provide for payments to be made to the Named Executive Officers at, following or in connection with retirement.

Pension Benefits
Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c )	Present Value of Accumulated Benefit ($) (1) (d)	Payments During Last Fiscal Year ($) (e)
J. Pieter Sikkel	AOI Pension Plan (2)	8.83	$155,583	—
Joel L. Thomas	AOI Pension Plan (2)	10.25	$112,000	—
Graham J. Kayes	AOI Pension Plan (2)	1.75	$29,094	—
Jose Maria Costa Garcia	AOI Pension Plan (2)	3.67	$58,394	—
William L. O’Quinn, Jr.	AOI Pension Plan (2)	10.67	$108,896	—

(1)	Pension benefits shown in the above table were determined using the methodology and material assumptions described in Note 13 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018.
(2)	Present values for the AOI Pension Plan have been determined by assuming a retirement age of 65 (the normal retirement age specified in the Pension Plan).

Plan Summary/Provisions

As of December 31, 2015, the AOI Pension Plan was amended to close the plan to new participants and to freeze the plan by eliminating all notional retirement credits under the plan beginning January 1, 2016. The participant’s notional account balance is credited with annual interest credits. The annual interest crediting rate for each calendar year is equal to the average rate paid on One Year Treasury Constant Maturity Bonds for the month of November in the preceding year, plus 1%, provided that the interest crediting rate is not less than 3%. The interest crediting rate for calendar year 2017 is 3.00%.

Prior to January 1, 2016, the AOI Pension Plan covered all full-time, salaried employees of the Company and its subsidiaries who had completed 30 days of employment. Benefits earned under the AOI Pension Plan vest after three years of service with at least one hour of service on or after January 1, 2008 or upon attaining age 65 while actively employed.

A terminated participant may elect to receive the actuarially equivalent value of his or her vested accrued benefit in the form of a lump sum payment or an immediate or deferred annuity commencing at any time following termination of employment.

The AOI Pension Plan preserves certain early retirement rights for participants whose benefits include benefits earned under pension plans merged into the AOI Pension Plan. These provisions will not have a material effect on benefit payments for any of the Named Executive Officers. As of March 31, 2018, none of Messrs. Sikkel, Thomas, Kayes, Costa Garcia and O’Quinn were eligible for early retirement.

Potential Payments Upon Termination or Change-in-Control

The following table presents the information on certain potential payments and benefits the Named Executive Officers would be entitled to receive on account of their termination of employment, assuming that their employment had been terminated on March 31, 2018 under the listed scenarios.

The table includes the value of termination benefits payable under employment agreements and nonvested equity awards. Except as specifically noted, the table does not include the value of benefits payable under the AOI Pension Plan or group insurance programs, or benefits that might be realized upon the Named Executive Officers’ exercise of equity awards that were vested as of March 31, 2018.

		Termination Scenario
Name	Benefit	Termination without Good Reason	Disabilty	Death	Termination following Change-in- Control (1)	Involuntary Termination with Cause	Involuntary Termination without Cause (2)
J. Pieter Sikkel	Severance or Salary Continuation Payments (3)	—	$642,032	—	$1,284,000	—	$1,284,000
	Stock Options (4)	—	—	—	—	—	—
	Restricted Share Units (5)	—	$660,003	$660,003	$660,003	—	—
	Performance-Contingent Share Units(6)	—	$137,878	$137,878	$451,316	—	—
	Welfare Benefits (7)	—	$30,186	—	$40,248	—	$40,248

		—	$1,470,099	$797,881	$2,435,567	—	$1,324,248

Joel L. Thomas	Severance or Salary Continuation Payments	—	—	—	—	—	—
	Stock Options (4)	—	—	—	—	—	—
	Restricted Share Units (5)	—	$344,537	$344,537	$344,537	—	—
	Performance-Contingent Share Units(6)	—	$80,439	$80,439	$242,916	—	—
	Welfare Benefits (7)	—	—	—	—	—	—

		—	$424,976	$424,976	$587,454	—	—

Graham J. Kayes	Severance or Salary Continuation Payments	—	—	—	—	—	—
	Stock Options (4)	—	—	—	—	—	—
	Restricted Share Units (5)	—	$222,441	$222,441	$222,441	—	—
	Performance-Contingent Share Units(6)	—	$57,464	$57,464	$159,556	—	—
	Welfare Benefits (7)	—	—	—	—	—	—

		—	$279,905	$279,905	$381,997	—	—

Jose Maria Costa Garcia	Severance or Salary Continuation Payments	—	—	—	—	—	—
	Stock Options (4)	—	—	—	—	—	—
	Restricted Share Units (5)	—	$222,441	$222,441	$222,441	—	—
	Performance-Contingent Share Units(6)	—	$57,464	$57,464	$159,556	—	—
	Welfare Benefits (7)	—	—	—	—	—	—

		—	$279,905	$279,905	$381,997	—	—

William L. O’Quinn, Jr.	Severance or Salary Continuation Payments	—	—	—	—	—	—
	Stock Options (4)	—	—	—	—	—	—
	Restricted Share Units (5)	—	$220,878	$220,878	$220,878	—	—
	Performance-Contingent Share Units(6)	—	$57,464	$57,464	$159,556	—	—
	Welfare Benefits (7)	—	—	—	—	—	—

		—	$278,342	$278,342	$380,434	—	—

(1)	Amounts shown in this column represent benefits payable in the event of the Named Executive Officer’s termination following a change in control, provided that the termination is either a voluntary termination by the Named Executive Officer for good reason, or an involuntary termination by the Company without cause.
(2)	Amounts reflect benefits payable in the absence of a change in control.
(3)	The severance benefit shown for Mr. Sikkel under Disability is equal to two-thirds of his base salary in effect on March 31, 2018 for 18 months. The severance benefit shown for Termination following Change-in-Control and Involuntary Termination without Cause is based on two times his base salary in effect on March 31, 2018.
(4)	Stock option values are estimated based on the closing price of the Company’s common stock on March 31, 2018. Upon a Named Executive Officer’s termination of employment (other than a for cause termination by the Company), for Disability or after satisfying the eligibility requirements for retirement under the AOI Pension Plan, the options granted March 24, 2011 and April 17, 2012 shall vest immediately as detailed in the grant agreements. However, because the closing price of the Company’s common stock on March 31, 2018 was less than the $60.00 exercise price, no value is included in the table.
(5)	Restricted share unit values are estimated based on the closing price of the Company’s common stock on March 29, 2018, the last trading day of the fiscal year. Upon death or disability, all restricted share unit awards become immediately vested in accordance with the provisions of the grant agreements. Upon a change-in-control, per the provisions of the 2007 Incentive Plan and the 2016 Incentive Plan, the Committee, in its sole discretion, may provide for the vesting of the restricted share unit awards. Therefore, we have assumed for the purposes of presentation in this table that the restricted share awards will vest upon termination following a change in control.

(6)	Performance-contingent share unit values are estimated based on the closing price of the Company’s common stock on March 29, 2018, the last trading day of the fiscal year. Upon termination due to disability or death, the performance level for the performance period will be deemed to equal target and the number of performance-contingent share units will be deemed to have vested on the date of such termination. The number of performance-contingent share units vested will equal a pro-rated portion of the number of performance-contingent share units granted based on the ratio of the number of days during the performance period the participant remained in the continuous employ of the Company through the date of disability or death to the total number of days in the performance period. Any remaining performance-contingent share units shall be forfeited. Upon involuntary termination without cause, the performance levels and the performance period will remain unchanged. Any performance-contingent share units that vest at the end of the performance period will be prorated based on the ratio of the number of days during the performance period that the participant remained in the continuous employ of the Company through the date of such involuntary termination to the total number of days in the performance period. Any remaining performance-contingent share units shall be forfeited. Upon a change-in-control, per the provisions of the 2007 Incentive Plan and the 2016 Incentive Plan, the Committee, in its sole discretion, may provide for the vesting of the performance-contingent share unit awards. We have assumed for the purposes of presentation in this table that the awards will vest at target upon termination following a change in control.
(7)	Amounts shown for welfare benefits reflect the value of the Company’s obligation to provide post-termination coverage under the Company’s employee welfare benefit plans, to the extent such coverage is not made available generally to all salaried employees on a nondiscriminatory basis.

Mr. Sikkel’s employment agreement entitles him to a health care coverage benefit for 24 months following termination in which the Company will reimburse Mr. Sikkel for up to eighteen months to the extent that the cost of his monthly premiums for coverage under COBRA exceeds the share of the monthly premiums he was paying to participate in the active health care coverage at the time of termination. Once the eighteen months of COBRA coverage is exhausted, the Company will reimburse Mr. Sikkel for the costs of his monthly premiums for replacement health insurance coverage, provided that such reimbursements do not exceed the amount being reimbursed at the time his right to coverage under COBRA ends. This benefit will cease at such time Mr. Sikkel becomes eligible for health care coverage through a subsequent employer.

Employment Agreement

On February 5, 2013, the Company entered into an employment agreement with Mr. Sikkel which was effective as of March 1, 2013 and which contains provisions relating to termination for cause, termination due to disability, termination other than cause and termination for good reason following a change-in-control of the Company. Mr. Sikkel’s employment agreement has an initial term expiring three years after the effective date and is subject to automatic annual renewals thereafter absent notice of non-renewal delivered by either the Company or Mr. Sikkel at least 90 days prior to the scheduled expiration. If Mr. Sikkel’s employment is terminated by the Company without cause, if Mr. Sikkel resigns his employment for good reason or Mr. Sikkel resigns for a change-in-control good reason within twelve months after a change-in-control of the Company, he will be entitled to receive severance equal to two times his annual base salary payable in 24 monthly installments. In addition to severance payments, in connection with a termination of employment as described above, Mr. Sikkel is entitled to health care coverage benefits for up to two years following termination and payment of up to $25,000 for outplacement services. If Mr. Sikkel’s employment is terminated because of disability, he is entitled to receive payments for 18 months at two-thirds of his annual base salary at time of termination. If Mr. Sikkel’s employment is terminated by the Company with cause or he separates from employment for any reason other than good reason or following a change-in-control, the Company is obligated to pay compensation and benefits only to the date of termination or separation. “Good reason” is defined to include any of the following events occurring within ninety-five days prior to separation of employment: Mr. Sikkel’s base salary is reduced more than fifteen percent unless the reduction is part of and at the same percentage as an across-the-board salary reduction for AOI’s senior management, AOI fails to perform any material obligation or breaches any material provision of the employment agreement, or Mr. Sikkel is not re-elected to the position of President and Chief Executive Officer; and, Mr. Sikkel resigns in writing within thirty days after such events arise.

Mr. Sikkel’s agreement also contains a world-wide non-competition provision for twelve months following a termination or separation of employment. In addition, he is subject to a prohibition on solicitation of the Company’s employees, customers and vendors, for a period of twenty-four months after any termination or separation of employment.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of J. Pieter Sikkel, our President and Chief Executive Officer

(“CEO”).

As of January 1, 2018, our employee population consisted of approximately 6,150 individuals working at our parent company and consolidated subsidiaries. We included all employees, whether employed on a full-time, part-time, temporary, or seasonal basis. As allowed by Item 402(u), we applied the de minimis exception and excluded 274 individuals, representing all employees in the countries of Bulgaria (91 employees), Indonesia (151 employees), Myanmar (23 employees) and Vietnam (9 employees). Our employee population, after taking into consideration the adjustments permitted by SEC rules, consisted of approximately 5,875 individuals. We selected January 1, 2018 as the determination date for identifying the median employee.

We determined the median employee by using a consistently applied compensation measure of total annual taxable compensation paid to our global employee population, other than our CEO. We define “total taxable compensation” as the compensation reported to local tax authorities for year ending December 31, 2017, which given the geographical distribution of our employee population includes a variety of pay elements based on local tax regulations. Consistent with our compensation philosophy, all global employees are compensated based upon their local market as reviewed on an annual basis. For purposes of the pay ratio, the total taxable compensation was converted to U.S. dollars using an average of the monthly exchange rates for the tax year to determine the median employee.

When calculating the Annual Total Compensation, we used the amount reported in the “Total” column of the “Summary Compensation Table” section for the CEO and the total compensation of the median employee calculated on the same basis.

For 2018, our ratio was estimated as follows:

Annual Total Compensation
CEO	$1,474,137
Median Employee	$7,785
CEO Pay Ratio	189 : 1

This pay ratio is a reasonable estimate calculated in good faith, based on our payroll and employment records and the methodology described above. Our employees are located in almost thirty different countries across the globe with diverse cultures, economies and pay scales. While our CEO is based in the US, approximately 75% of our employees work outside of the US, where pay structures differ greatly from those in the US. As such, the pay ratios reported by other companies will be difficult to compare the pay ratio set forth above as other companies may have different employment and compensation practices, have a different geographic footprint and utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PROPOSAL FOUR

NAME CHANGE PROPOSAL

On June 21, 2018, the Board of Directors adopted a resolution to amend, and to recommend that the shareholders approve, an amendment to Article I of the Company’s Amended and Restated Articles of Incorporation for the purpose of changing our name from “Alliance One International, Inc.” to “Pyxus International, Inc.” Specifically, this Name Change Proposal would amend Article I of the Company’s Amended and Restated Articles of Incorporation as set forth below, with additions indicated by underlining and deletions by strike through:

“The name of the Corporation is ~~Alliance One International, Inc.~~ Pyxus International, Inc.”

Reasons for Name Change

On February 8, 2018, we announced an ambitious transformation plan, called “One Tomorrow,” intended to drive future growth opportunities and reshape our brand as the trusted provider of responsibly produced, independently verified, sustainable, and traceable agricultural products, ingredients and services. As part of our “One Tomorrow” long-term business strategy, we are actively pursuing new business lines focused on agricultural products that are value-added or require some degree of processing, with a higher margin and growth potential than our leaf business and that play well to our strengths. We have already announced several extensions into new business lines, namely e-liquids, industrial hemp under a federal pilot program and legal cannabis in Canada. We intend to continue broadening our business portfolio over the next three to four years by focusing on consumer-driven agricultural products, with increased operating margins when compared to our historical leaf processing business.

We believe the new name supports our transformation and future brand, consistent with our “One Tomorrow” transformation strategy. Inspired by the Greek word for compass, the new name, Pyxus International, Inc., is aligned with the Company’s commitment to exploring new directions for the benefit of its people, its products and the planet. Pyxus International, Inc., reflects the Company’s diverse global operations, which have grown beyond its leaf business. We intend that the Alliance One name will remain with the tobacco business to honor the legacy and history of the brand, which includes its strong reputation for sustainable farming, innovation and community partnership.

Effects of Name Change

If the shareholders approve the proposed amendment to our Amended and Restated Articles of Incorporation, the amendment will become effective upon the filing of articles of amendment to our Amended and Restated Articles of Incorporation with the Virginia Secretary of State, which would be filed at some time after the 2018 Annual Meeting.

While the name change will cause us to incur certain modest costs, the Board of Directors believes that any potential confusion and costs associated with the name change will be minimal and will be outweighed by the benefits of the name change.

The name change will not have any effect on the rights of our existing shareholders. In addition, changing our name will not affect the validity or transferability of stock presently outstanding, and the Company’s shareholders will not be required to exchange any certificates presently held by them. In the future, new stock certificates will be issued reflecting the new name.

In connection with our name change, we will change our ticker symbol on the New York Stock Exchange from “AOI” to “PYX,” and expect that the CUSIP number identifying the shares of our common stock will also change.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NAME CHANGE PROPOSAL.

OTHER MATTERS

On this date, the Company is not aware of any matters to be presented for action at the meeting other than as stated in this notice. However, if any other matters requiring a vote of shareholders are properly presented at the meeting, it is intended that proxies in the accompanying form will be voted on such other matters in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT

The 2018 Annual Report, including consolidated financial statements of the Company and its subsidiaries for the fiscal year ended March 31, 2018, is first being mailed to shareholders with this proxy statement on or around July 16, 2018.

By Order of the Board of Directors:

William L. O’Quinn, Jr. Secretary

ALLIANCE ONE INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

Hamner Conference Center

North Carolina Auditorium

15 T.W. Alexander Drive

Research Triangle Park, NC 27709

August 16, 2018

10:00 a.m.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at http://www.astproxyportal.com/ast/20132/

Please sign, date and mail your proxy card in

the envelope provided as soon as possible.

  Please detach along perforated line and mail in the envelope provided.

∎ 20230303000000000000 8	081618

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES

AND “FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. Election of Directors: Two Class III nominees for a three-year term expiring in 2021:					FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: Mark W. Kehaya (Class III) Martin R. Wade, III (Class III)	2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2019.	☐	☐	☐
					FOR	AGAINST	ABSTAIN
			3.	Adoption of a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers.	☐	☐	☐

					FOR	AGAINST	ABSTAIN
			4.	Approval of an amendment to the Company’s amended and restated articles of incorporation to change the name of the Company to Pyxus International, Inc.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
In their discretion, the proxies are authorized to vote on such other business and matters incident to the conduct of the meeting as may properly come before it.
PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

	☐	The undersigned revokes all proxies heretofore given by the undersigned.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

⬛	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

⬛

ANNUAL MEETING OF SHAREHOLDERS OF ALLIANCE ONE INTERNATIONAL, INC.

Hamner Conference Center, North Carolina Auditorium,

15 T.W. Alexander Drive, Research Triangle Park, NC 27709

August 16, 2018 at 10:00 a.m.

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.astproxyportal.com/ast/20132

  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

∎ 20230303000000000000 8	081618

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES

AND “FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. Election of Directors: Two Class III nominees for a three-year term expiring in 2021:					FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: Mark W. Kehaya (Class III) Martin R. Wade, III (Class III)	2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2019.	☐	☐	☐
					FOR	AGAINST	ABSTAIN
			3.	Adoption of a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers.	☐	☐	☐

					FOR	AGAINST	ABSTAIN
			4.	Approval of an amendment to the Company’s amended and restated articles of incorporation to change the name of the Company to Pyxus International, Inc.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
In their discretion, the proxies are authorized to vote on such other business and matters incident to the conduct of the meeting as may properly come before it.
PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

	☐	The undersigned revokes all proxies heretofore given by the undersigned.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

⬛	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

⬛

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

0 ∎

PROXY

ALLIANCE ONE INTERNATIONAL, INC.

Annual Meeting of Shareholders - August 16, 2018

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints William L. O’Quinn, Jr. and Joel L. Thomas or either of them, each with full power of substitution, as proxies, to represent the undersigned and to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of ALLIANCE ONE INTERNATIONAL, INC., to be held at 10:00 a.m. on Thursday, August 16, 2018, at the Hamner Conference Center, North Carolina Auditorium, 15 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709 and at any adjournment(s) or postponement(s) thereof, in accordance with the instructions given on the reverse side of this card. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournment(s) or postponement(s) thereof. To the extent no directions are given on a proposal, this proxy will be voted FOR the nominees listed on the reverse side and FOR proposals 2, 3 and 4.

(Continued and to be signed on the reverse side.)

∎ 1.1	14475 ∎